UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE AES CORPORATION

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS OF THE AES CORPORATION

TO BE HELD ON THURSDAY, APRIL 21, 2011

March 2, 2011

TO THE HOLDERS OF COMMON STOCK OF THE AES CORPORATION:

Notice is hereby given that the 2011 Annual Meeting of Stockholders of The AES Corporation (the “Company” or “AES”) will be held on Thursday, April 21, 2011, at 9:30 a.m. EDT, at 4300 Wilson Boulevard, Arlington, Virginia 22203 (in the Rotunda Conference Room, 9th floor), for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect eleven members to the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP (“E&Y” or the “Independent Registered Public Accounting Firm”) of the Company for the year 2011;

3.	To consider a (non-binding) advisory vote on executive compensation;

4.	To consider a (non-binding) advisory vote on the frequency of the advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting.

Doors to the meeting will open at 8:30 a.m. EDT. Stockholders of record at the close of business on February 25, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

Brian A. Miller

Executive Vice President, General Counsel

and Corporate Secretary

PROXY STATEMENT

March 2, 2011

The Board of Directors (the “Board”) of The AES Corporation (the “Company” or “AES”) is soliciting Proxies to be voted on the Stockholders behalf at the 2011 Annual Meeting of Stockholders.

The Annual Meeting will commence at 9:30 a.m. EDT on Thursday, April 21, 2011. The Annual Meeting will be held in the Rotunda Conference Room on the 9th floor of the Company’s corporate offices located at 4300 Wilson Boulevard, Arlington, Virginia 22203. Any adjournment of the Annual Meeting will be held at the same address. Directions to the Annual Meeting are located on page 77 of this Proxy Statement.

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting as well as other information that may be useful to you. In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Stockholder of record, we are furnishing proxy materials to our Stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your Proxy over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to Stockholders on or about March 7, 2011. This Proxy Statement and accompanying Proxy Card, Annual Report on Form 10-K and related proxy materials will first be made available to Stockholders on or about March 7, 2011 at www.envisionreports.com/aes for registered holders of AES stock and, at www.edocumentview.com/aes for beneficial holders of AES stock. In accordance with SEC rules, the websites, www.envisionreports.com/aes and www.edocumentview.com/aes, provide complete anonymity with respect to a Stockholder accessing the websites.

At the close of business on February 25, 2011, there were 788,253,637 shares of common stock outstanding. Each share of common stock is entitled to one vote.

Questions And Answers Regarding The Proxy Statement And Annual Meeting

WHAT IS THE RECORD DATE?

The record date has been established by the Board as permitted by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting. Such owners of record are also entitled to vote at the Annual Meeting and any adjournments of the Annual Meeting. Each share of common stock is entitled to one vote. The record date for the Annual Meeting is February 25, 2011.

HOW DOES A STOCKHOLDER SUBMIT A VOTE ON A PROPOSAL?

A Stockholder may vote by marking, signing, dating and returning the enclosed Proxy Card in the enclosed prepaid envelope. Alternatively, a Stockholder may vote by telephone, via the Internet, or in person by attending the Annual Meeting. Only Stockholders registered on the books of our transfer agent may vote in person at the Annual Meeting. Instructions on how to vote by phone or via the Internet are set forth on the enclosed Proxy Card. If a Stockholder owns shares through a broker or other intermediary, voting instructions will be set forth on the voting instruction card provided by your broker or other intermediary.

WHAT ARE THE APPROVAL REQUIREMENTS?

If a Proxy is properly executed, the shares it represents will be voted at the Annual Meeting in accordance with the instructions noted on the Proxy. If no instructions are specified in the Proxy with respect to the matters to be acted upon, the shares represented by the Proxy will be voted in accordance with the recommendations of the Board. The recommendations of the Board regarding the matters to be acted upon at the Annual Meeting are set forth in this Proxy Statement. Each share of common stock is entitled to one vote on each proposal contained herein. For any proposal, except as otherwise provided by law, rule, AES’ Sixth Restated Certificate of Incorporation or our Amended and Restated Bylaws (“Bylaws”), the affirmative vote of a majority of the shares of common stock present in person or represented by Proxy at the meeting and entitled to vote on the matter is required for approval except for the (non-binding) advisory vote on the frequency of the advisory vote on executive compensation, which will be deemed to be the plurality of the votes cast. In tabulating the voting results for any particular proposal, abstentions have the same effect as votes against the matter, except in the case of the (non-binding) advisory vote on the frequency of the advisory vote executive compensation, where an abstention will have no effect. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors, the (non-binding) advisory vote on executive compensation and the (non-binding) advisory vote on the frequency of the advisory vote on executive compensation, although they may vote their clients’ shares on “routine” proposals such as the proposal seeking ratification of E&Y as the independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

WHAT CONSTITUTES A QUORUM?

For business to be conducted at the Annual Meeting, a quorum must be present or represented by Proxy. Under our Bylaws, the presence of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. The number of outstanding shares of common stock entitled to vote at the Annual Meeting is determined as of the record date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting. A copy of the Bylaws is available on our website (www.aes.com).

MAY A STOCKHOLDER CHANGE A VOTE?

Stockholders are entitled to revoke their proxies at any time before their shares are voted at the Annual Meeting. To revoke a Proxy, a Stockholder must file a written notice of revocation with the Company, deliver a duly executed Proxy bearing a later date than the original submitted Proxy, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not, by itself, revoke your Proxy. If you hold shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a Proxy to vote your shares if you wish to cast your vote in person at the meeting.

ARE VOTING RECORDS CONFIDENTIAL?

We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

HOW DOES THE COMPANY SOLICIT PROXIES?

The Company will solicit proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of proxies. The Company has retained Computershare Trust Co., N.A. and Georgeson Inc. to assist in soliciting proxies from Stockholders and we will pay a fee estimated at $12,000, plus expenses, for such services. In addition, solicitation may be made by our Directors, Officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

PROPOSAL 1: ELECTION OF DIRECTORS The Board has nominated eleven Directors (the “Nominees”). The Nominees are identified and discussed in the paragraphs below for election at this year’s Annual Meeting to each serve a one-year term expiring at the Annual Meeting in 2012.

Samuel W. Bodman, III, age 72, has been a Director of AES since April 2009, and serves on the Compensation Committee of the Board. Qualifications and Experience: Dr. Bodman brings substantial government, industry, director and executive experience to AES. Dr. Bodman served as the U.S. Secretary of Energy from February 2005 to January 2009, one of the most prominent leadership positions in the energy industry. Dr. Bodman also served as Deputy Secretary for the Departments of Treasury (February 2004 to February 2005) and Commerce (June 2001 to February 2004). In these government positions, Dr. Bodman was responsible for and developed substantial expertise in ensuring energy security, maintaining the safety, security and reliability of the nuclear weapons stockpile, cleaning up the environment from the legacy of the Cold War, developing innovations in science and technology, ensuring safety and soundness in the US international financial systems, and providing leadership to 245,000 people who were employed by those three departments. Prior to government service, Dr. Bodman developed considerable private sector management and board experience during his 14 years as Chairman of Cabot Corporation, a specialty chemicals and performance materials company currently operating 39 manufacturing facilities located in the US and 19 other countries, and Chief Operating Officer of Fidelity Investments of Boston. Education: Dr. Bodman received a BS in chemical engineering from Cornell University and ScD from Massachusetts Institute of Technology.

Directorships for the Past Five Years: Since 2009, Dr. Bodman has also been a member of the boards of directors of Hess Corporation, DuPont Corporation, and Weatherford International, LTD., and privately-held company: Strategic Growth Banking (2010—present).

Paul Hanrahan, age 53, has been a Director of AES since June 2002 and serves as Chairman of the Finance and Investment Committee of the Board. Qualifications and Experience: Since joining the Company in 1986, Mr. Hanrahan has held various positions of increasing responsibility at AES. He has served as our President and Chief Executive Officer since June 2002. As the chief executive of AES, he provides our Board with in-depth knowledge about the Company’s business and the issues confronting our business. Prior to assuming his current position with the Company, Mr. Hanrahan served as the Chief Operating Officer and Executive Vice President of AES, during which time, he was responsible for managing all aspects of business development activities and the operation of multiple electric utilities and generation facilities in Europe, Asia and Latin America. In addition, Mr. Hanrahan was previously the President and Chief Executive Officer of AES China Generating Co. Ltd., a public company formerly listed on NASDAQ. Mr. Hanrahan has also managed other AES businesses in the United States, Europe and Asia. Prior to joining AES, Mr. Hanrahan served as a line officer on a fast attack nuclear submarine, USS Parche (SSN-683). Education: Mr. Hanrahan is a graduate of Harvard Business School and the U.S. Naval Academy.

Directorships for the Past Five Years: Since March 2006, Mr. Hanrahan has also been a member of the board of directors of Corn Products International, Inc.

Kristina M. Johnson, age 53, has been a Director of AES since January 2011, and currently serves on the Compensation Committee. Dr. Johnson previously served on the Board from April 2004 to April 2009. Qualifications and Experience: Dr. Johnson is the former Undersecretary for Energy at the Department of Energy (April 2009—November 2010) where she successfully brought greater cohesion to energy and environmental programs and also played a key role in ensuring that Recovery Act projects were of the highest caliber to have the greatest impact on the country. Prior to government service, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at the Johns Hopkins University from September 2007 – April 2009. Previously, she served as the Chief Academic and Administrative Officer and Chief Budget Officer of the Edmund T. Pratt, Jr., School of Engineering at Duke (“Duke”) University, joining Duke in July 1999. Prior to joining Duke, Dr. Johnson served on the faculty of the University of Colorado at Boulder from 1985 – 1999 as a Professor of Electrical and Computer Engineering and a co-founder and director (1993-1997) of the National Science Foundation Engineering Research

Center for Optoelectronic Computing Systems Center. Education: Dr. Johnson received her BS with distinction, MS and PhD from Stanford University in Electrical Engineering. She is an expert in liquid crystal electro-optics and has over forty-five patents or patents pending in this field.

Directorships for the Past Five Years: Since 2006, Dr. Johnson served on the boards of directors of Minerals Technologies, Inc., Boston Scientific Corporation and Nortel Networks, until her appointment to the Department of Energy when she resigned from all public boards. She was recently re-elected to the board of directors of Boston Scientific Corporation.

Tarun Khanna, age 44, has been a Director of AES since April 2009 and serves on the Nominating, Governance and Corporate Responsibility Committee of the Board. Qualifications and Experience: Dr. Khanna is the Jorge Paulo Lemann Professor at the Harvard Business School, joining the faculty in 1993. He brings substantial expertise regarding global business, emerging markets and corporate strategy to the Board. Dr. Khanna’s scholarly work has been published in a range of economics, management and foreign policy journals and he recently published Billions of Entrepreneurs: How China and India are Reshaping their Futures, and Yours, a book focusing on the drivers of entrepreneurship in China and India, which are important markets to AES’ business. His new co-authored book, Winning in Emerging Markets: A Roadmap for Strategy and Execution, was published in March 2010. He was appointed a Young Global Leader (under 40) by the World Economic Forum in 2007, was elected as a Fellow of the Academy of International Business in 2009, and was appointed Director of Harvard University’s South Asia Initiative in 2010. Education: Dr. Khanna received a BSE from Princeton University and PhD from Harvard University.

Directorships for the Past Five Years: Dr. Khanna is also a member of the boards of directors of SKS Microfinance (since February 2009) and the following privately-held companies: GVK Bio Sciences (since 2007) and TVS Logistics (since 2008).

John A. Koskinen, age 71, has been a Director of AES since April 2004 and serves on the Financial Audit Committee and Compensation Committee of the Board. Qualifications and Experience: Mr. Koskinen brings over thirty-five years of executive, board, government, and financial management experience to the Board. He has served as the Non-Executive Chairman of Freddie Mac since September 2008 and served as the interim CEO and the person performing the function of Principal Financial Officer of Freddie Mac for six months during 2009. Mr. Koskinen has managed a wide range of companies and divisions engaged in a variety of activities, including mortgage securitization and investment, real estate development and management, hotel and resort operations, home building and insurance. He has also held several senior executive positions in government. Mr. Koskinen was President and a member of the Board of the United States Soccer Foundation from 2004 to 2008. Previously, he served as Deputy Mayor and City Administrator for the District of Columbia from 2000 to 2003. Prior to his election as Deputy Mayor, Mr. Koskinen occupied several positions within the U.S. Government, including service from 1994 through 1997 as Deputy Director for Management of the Office of Management and Budget. From 1998 to 2000, he served as Assistant to the President (President Clinton) and chaired the President’s Council on Year 2000 Conversion. Prior to his service with the U.S. Government, in 1973, Mr. Koskinen joined the Palmieri Company, which specialized in turnaround management, as Vice President and later served as President and Chief Executive Officer from 1979 through 1993. Mr. Koskinen was also a member of the Board of Trustees of Duke University from 1985 to 1997, serving as Chairman of the Board from 1994 to 1997. Education: Mr. Koskinen graduated with a JD, cum laude, from Yale University School of Law and a BA, magna cum laude, in physics from Duke University where he was a member of Phi Beta Kappa.

Directorships for the Past Five Years: Since 2007, Mr. Koskinen has also been a member of the board of directors of American Capital Strategies.

Philip Lader, age 65, has been a Director of AES since April 2001 and serves as Chairman of the Nominating, Governance and Corporate Responsibility Committee and a member of the Finance and Investment Committee of the Board. Qualifications and Experience: Mr. Lader brings substantial executive, board and government experience to AES. The former U.S. Ambassador to the Court of St. James’s, he has served as Chairman of WPP plc, the world’s largest global advertising and marketing services company, comprised of approximately 141,000 people in 107 countries, which includes J. Walter Thompson, Young & Rubicam, and Ogilvy & Mather since 2001. A lawyer, Mr. Lader is also a Senior Advisor to Morgan

Stanley, and serves as a member of the Investment Committees of Morgan Stanley’s Global Real Estate and Infrastructure Funds and is Vice Chairman of RAND Corporation. Mr. Lader served as White House Deputy Chief of Staff, Assistant to the President, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration during the Clinton Administration. Mr. Lader was also President of Sea Pines Company, Executive Vice President of the U.S. holdings of the late Sir James Goldsmith, and president of several universities in South Carolina and Australia. Education: Mr. Lader graduated with a BA from Duke University where he was a member of Phi Beta Kappa, an MA from the University of Michigan, completed graduate law studies at Oxford University, and received a JD from Harvard Law School.

Directorships for the Past Five Years: Mr. Lader is or has been a member of the boards of directors of WPP plc (2001-current), Lloyd’s of London (2005-2010), Marathon Oil Corporation (2002-current), UC RUSAL (2006-curent), Songbird Estates, plc (2006-2009), British Museum (2001-2006), and the following privately-held or non-profit companies: Duck Creek Technologies (since 2009), RAND Corporation (2001-current), Atlantic Council of US (2008-current), Smithsonian Museum of American History (since 2006), Salzburg Global Seminar (since 2008), Lader Foundation, and Bankinter Foundation for Innovation (since 2007).

Sandra O. Moose, age 69, has been a Director of AES since April 2004, and serves on the Nominating, Governance and Corporate Responsibility Committee and the Finance and Investment Committee of the Board. Qualifications and Experience: Dr. Moose brings substantial executive, strategic, planning, operations, consulting, and corporate governance experience to the Board. Dr. Moose is President of Strategic Advisory Services, and from 1975 to 2003 served as a director and Senior Vice President of The Boston Consulting Group (“BCG”). At BCG, Dr. Moose provided strategic planning, operational effectiveness and related consulting services to global clients in a variety of industries, including consumer and industrial goods, financial services and telecommunications, for over 35 years. Dr. Moose managed BCG’s New York office from 1988-1998 and was chair of the East Coast region, which accounted for approximately 20% of BCG’s overall revenues, from 1994-1999. In addition to her strategic planning expertise, Dr. Moose has been the chair or presiding director of several public companies and several charitable organizations, which has given her extensive expertise in corporate governance. Education: Dr. Moose received her PhD and MA in economics from Harvard University and BA, summa cum laude, in economics from Wheaton College.

Directorships for the Past Five Years: Dr. Moose is also a member of the boards of directors of Verizon (since November 2005), serving as its presiding director (2000-current), chairperson (since 2005) of the board of trustees of Natixis Advisor Funds (1982-current) and Loomis Sayles Funds (2003-current), and the Alfred P. Sloan Foundation (2000-current). Dr. Moose also served on the board of directors of Rohm and Haas Company (1981-2009) and as its lead director from 1998.

John B. Morse, Jr., age 64, has been a Director of AES since December 2008 and serves on the Financial Audit Committee and Finance and Investment Committee of the Board. Qualifications and Experience: Mr. Morse brings substantial executive experience to the Board, including board, investment and other finance expertise. Before his retirement in December 2008, Mr. Morse served as the Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company (the “Post”), a diversified education and media company whose principal operations include educational services, newspaper and magazine print and online publishing, television broadcasting and cable television systems recording over $4.4 billion in annual operating revenues. During Mr. Morse’s 17 year tenure, the Post’s leadership made more than 100 investments in both domestic and international companies and included new endeavors in emerging markets. Prior to joining the Post, Mr. Morse was a partner at Price Waterhouse (now PricewaterhouseCoopers), where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Education: Mr. Morse graduated with a BA from the University of Virginia and an MBA from the Wharton School of Finance at the University of Pennsylvania. Mr. Morse is a Certified Public Accountant.

Directorships for the Past Five Years: Mr. Morse is also a member of the boards of directors of Host Hotels & Resorts Corporation (2005-present), the Home Shopping Network (2008-present), Trustee and President Emeritus of the College Foundation of the University of Virginia (2002-present), and recently completed a six-year term as a member of the Financial Accounting Standards Advisory Council (2004-2010).

Philip A. Odeen, age 75, has been a Director of AES since May 1, 2003 and has served as Chairman of the Board and Lead Independent Director since January 2008. Mr. Odeen also serves as Chairman of the Compensation Committee and a member of the Finance and Investment Committee of the Board. Qualifications and Experience: Mr. Odeen has provided leadership, strategic planning, executive compensation, and operations guidance to our Board as a result of his varied global business, governmental and non-profit and charitable organizational experience of over 40 years. As of December 31, 2007, Mr. Odeen assumed the Non-Executive Chairmanship for Convergys Corporation. From October 2006 to October 2007, Mr. Odeen served as Non-Executive Chairman for Avaya and served as Non-Executive Chairman for Reynolds and Reynolds Company from July 2004 until October 2006. Mr. Odeen retired as Chairman/CEO of TRW Inc. in December 2002. Prior to joining TRW in 1997, Mr. Odeen was President and Chief Executive Officer of BDM, which TRW acquired in 1997. From 1978 to 1992, Mr. Odeen was a Senior Consulting Partner with Coopers & Lybrand and served as Vice Chairman, Management Consulting Services, from 1991 to 1992. From 1972 to 1978, he was Vice President of the Wilson Sporting Goods Company. Mr. Odeen has served in senior positions with the Office of the Secretary of Defense and the National Security Council staff, and has served on the boards of community organizations, including the Northern Virginia Technology Council, Wolf Trap Foundation, Inova Health Care, CharityWorks, and Childhelp USA. Education: Mr. Odeen graduated with a BA from the University of South Dakota where he was a member of Phi Beta Kappa, was a Fulbright Scholar to the United Kingdom, and earned an MA from the University of Wisconsin.

Directorships for the Past Five Years: Mr. Odeen is also a member of the boards of directors of Convergys Corporation (2007-present), Qinetiq NA (2006-present), Booz, Allen, Hamilton (2008-present), Xstream Systems (2009-current), Northrop Grumman Corporation (2005-2007), Avaya (2005-2006), and Reynolds and Reynolds Company (2005-2006).

Charles O. Rossotti, age 70, has been a Director of AES since March 2003 and serves as Chairman of the Financial Audit Committee of the Board. Qualifications and Experience: Mr. Rossotti brings substantial executive, entrepreneurial, global business, operations, and finance experience to our Board as a result of his previous positions. He serves as a Senior Advisor with the Carlyle Group, one of the world’s largest private equity firms. From November 1997 until November 2002, Mr. Rossotti was the Commissioner of Internal Revenue at the United States Internal Revenue Service (“IRS”), where he was responsible for regulatory and financial and accounting functions for $2 trillion a year in tax revenues. Prior to joining the IRS, Mr. Rossotti was a founder of American Management Systems, Inc. (“AMS”), a technology and management consulting firm which grew from inception to 9,000 employees and $800 million in revenue, where he oversaw operations in the U.S., Europe, and Asia. Mr. Rossotti held the position of President of AMS from 1970-1989, Chief Executive Officer from 1981 to 1993 and Chairman from 1989 to 1997, where he oversaw expansion into developed international markets, risk management of contracting functions, and strategic actions. From 1965 to 1969, he held various positions in the Office of Systems Analysis within the Office of the Secretary of Defense. He is currently a member of the board of directors of Capital Partners for Education, a non-profit organization and a member of the Controller General’s Advisory Board of the U.S. Government Accountability Office. Education: Mr. Rossotti graduated magna cum laude from Georgetown University and received an MBA with high distinction from Harvard Business School.

Directorships for the Past Five Years: Mr. Rossotti is also a member of the boards of directors of Bank of America Corporation (2009-present), Booz, Allen, Hamilton (2008-present), and Merrill Lynch Corporation (2004-2008) and the following privately held companies: Apollo Global (2008-present), Compusearch Systems, Inc. (2005-2011), Adesso Systems Corporation (2005-2006), Liquid Engines, Inc. (2004-2006), Quorum Management Solutions (2010-present), and Primatics Financial (2011-present).

Sven Sandstrom, age 69, has been a Director of AES since October 2002 and serves on the Financial Audit Committee and the Nominating, Governance and Corporate Responsibility Committee of the Board. Qualifications and Experience: Mr. Sandstrom brings substantial experience in global finance, strategy, operations, industry knowledge, as well as risk management to our Board as a result of his following positions. He is the former Managing Director of the World Bank where he served for 30 years, retiring in 2001. As Managing Director for ten years, Mr. Sandstrom was responsible for all aspects of the Bank’s work including financial policy and risk management, global strategy, and operations. Since 2001, Mr. Sandstrom has been a director and adviser at private corporations and public institutions in Europe, Africa, Asia and the U.S., including the European Commission, the African Development Bank and the International Union for the Conservation of Nature (“IUCN”). For six years, he chaired the international funding negotiations for the African Development Band and the Global Fund to Fight AIDS, TB and Malaria. He is the CEO of Hand in Hand International, a UK public charitable trust that funds and supports development and microfinance operations in India, Afghanistan and Eastern and Southern Africa. He is also the sole owner and operator of a small hydropower plant in northern Sweden. Education: Mr. Sandstrom graduated with a BA from the University of Stockholm, an MBA from the Stockholm School of Economics, and a DrSc from the Royal Institute of Technology in Stockholm. For three years, he was a joint Research Associate at MIT and Harvard Business School.

Directorships for the Past Five Years: Mr. Sandstrom is also a member of the board of directors of Hand in Hand International, UK (2009-present) and IUCN, Switzerland (2004-2008).

THE BOARD RECOMMENDS A VOTE FOR THE

ELECTION OF THE ELEVEN DIRECTORS DISCUSSED ABOVE AND LISTED ON

THE PROXY CARD

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

We are required to have a majority of independent Directors serving on our Board and may only have independent Directors serving on each of our Financial Audit, Compensation and Nominating, Governance and Corporate Responsibility Committees pursuant to the rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Financial Audit Committee, the rules and regulations existing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook an annual review of Director and Director Nominee independence in February 2011. The purpose of this review was to determine whether any relationships or transactions involving Directors and Director nominees (including their family members and affiliates) were inconsistent with a determination that the Director or Director nominee is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Guidelines and, with respect to Financial Audit Committee members and Financial Audit Committee nominees, under the independence standards for audit committee members adopted by the SEC.

In making this determination, the Board considered not only the criteria for independence set forth in the listing standards of the NYSE but also any other relevant facts and circumstances that may have come to the Board’s attention, after inquiry, relating to transactions, relationships or arrangements between a Director or a Director nominee or any member of their immediate family (or any entity of which a Director or Director nominee or an immediate family member is an Executive Officer, general partner or significant equity holder) on the one hand, and AES or any of its subsidiaries or affiliates, on the other hand, that might signal potential conflicts of interest, or that might bear on the materiality of a Director’s or a Director nominee’s relationship to AES or any of its subsidiaries. As described in the preceding sentence, the Board considered the independence issue not merely from the standpoint of the Director or Director Nominee, but also from that of the persons or organizations with which the Director or Director Nominee is affiliated.

Based on its review, our Board determined that Messrs. Koskinen, Lader, Morse, Odeen, Rossotti and Sandstrom and Drs. Bodman, Khanna, Moose and Johnson each qualify as independent under the independence standards existing under the NYSE rules. Our Board also determined that Messrs. Koskinen, Morse, Rossotti and Sandstrom qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

Board Leadership Structure

Our Corporate Governance Guidelines require the separation of the offices of the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”). If the Chairman is independent, he or she will also serve as Lead Independent Director. Since 1993, we have separated the offices of Chairman and CEO. Since 2003, our Chairman has been an independent Director who has also acted as Lead Independent Director.

We believe the structure described above provides strong leadership for our Board, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders. Our current structure, which includes an independent Chairman serving as Lead Independent Director, helps ensure independent oversight over the Company. Our Corporate Governance Guidelines state that the Lead Independent Director’s duties include coordinating the activities of the independent Directors, coordinating the agenda for and moderating sessions of the Board’s independent Directors, and facilitating communications among the other members of the Board. At the same time, our current structure allows the CEO to focus his energies on management of the Company.

Our Board has ten independent members and only one non-independent member, the CEO. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. We have three Board Committees comprised solely of independent Directors, each with a different independent

Director serving as Chairman of the Committee. We believe that the number of independent experienced Directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our Stockholders.

Pursuant to our Bylaws and our Corporate Governance Guidelines, our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication between Directors and Management, the relationship between the CEO and Chairman, and other matters that may be relevant to our leadership structure. The Company recognizes that in the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its Stockholders.

THE COMMITTEES OF THE BOARD

In 2010, the Board maintained four standing Committees: the Compensation Committee, Finance and Investment Committee, Financial Audit Committee, and the Nominating, Governance and Corporate Responsibility Committee. The Board has determined that each of the members of the Compensation Committee, Financial Audit Committee, and Nominating, Governance and Corporate Responsibility Committee meets the standards of “independence” established by the NYSE. A description of each Board Committee is set forth below.

STANDING COMMITTEES:

Compensation Committee

The members of the Compensation Committee are Samuel W. Bodman, III, Kristina M. Johnson, John A. Koskinen, and Philip A. Odeen (Chairman). For information regarding the role of our Compensation Committee, including its processes and procedures for determining executive compensation, see “Information About our Compensation Committee” beginning on page 58 of this Proxy Statement. The Compensation Committee operates under the Charter of the Compensation Committee, which has been adopted and approved by the Board. The Compensation Committee may form subcommittees and delegate to those subcommittees such power and authority as the Compensation Committee deems appropriate and in compliance with law. A copy of the Compensation Committee’s Charter can be obtained from the Company’s web site (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203.

Finance and Investment Committee

The members of the Finance and Investment Committee are Paul Hanrahan (Chairman), Philip Lader, Sandra O. Moose, John B. Morse, Jr., and Philip A. Odeen. The Finance and Investment Committee focuses on the evaluation of strategic plans, potential investments, budgets, proposed equity and/or debt offerings, and is also available to provide advice and assistance to Company Management on a more frequent basis than the regularly scheduled meetings of the Board. The Finance and Investment Committee operates under the Charter of the Finance and Investment Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Financial Audit Committee (the “Audit Committee”)

The members of the Audit Committee are John A. Koskinen, John B. Morse, Jr., Charles O. Rossotti (Chairman), and Sven Sandstrom. The Audit Committee is responsible for the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee may delegate its authority to subcommittees when it deems such delegation to be appropriate and in the best interests of the Company. The Audit Committee, on behalf of the Board, also appoints the Company’s independent auditors, subject to Stockholder ratification, at the Annual Meeting. The Audit Committee operates under the Charter of the Audit Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Our Board has determined that all members of the Audit Committee are independent within the meaning of the SEC rules and under the current listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules and an Audit Committee Financial Expert within the meaning of the SEC rules based on, among other things, the experience of such member, as described under “Proposal 1: Election of Directors” set forth on page 5 of this Proxy Statement.

Nominating, Governance and Corporate Responsibility Committee (the “Nominating Committee”)

The members of the Nominating Committee are Tarun Khanna, Philip Lader (Chairman), Sandra O. Moose and Sven Sandstrom. The Nominating Committee provides recommendations for potential Director nominees for election to the Board, establishes compensation for Directors, considers governance and social responsibility issues relating to the Board and the Company and considers the scope of the Company’s internal environmental and safety audit programs. The Nominating Committee may form subcommittees and delegate to those subcommittees such power and authority as the Committee deems appropriate and in compliance with law. The Nominating Committee operates under the Charter of the Nominating Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Director Qualifications. Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.

Diversity. The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating Committee requires that the Committee review the composition of the Board to ensure it has the “appropriate balance” of attributes such as knowledge, experience, diversity and other attributes. In addition, the Company’s Corporate Governance Guidelines establish that the size of the Board shall be nine to twelve members, a range which “permits diversity of experience without hindering effective discussion or diminishing individual accountability.”

Consistent with these governing documents, both the Nominating Committee and the full Board seek Director nominees with distinct professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.

Director Nomination Process. Pursuant to our Corporate Governance Guidelines, our Nominating Committee reviews the qualifications of proposed Director nominees to serve on our Board and recommends Director nominees to our Board for election at the Company’s Annual Meeting. The Board proposes a slate of Director nominees to the Stockholders for election to the Board, using information provided to the Committee.

In certain instances, a third party may assist in identifying potential Director nominees. The Nominating Committee also considers potential nominations for Director provided by Stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees for Director are evaluated using the criteria described above. Stockholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary of the Company at 4300 Wilson Boulevard, Arlington, Virginia 22203 and providing the information and following the additional procedures set forth in the Company’s Bylaws, which are described in “Stockholder Proposals and Nominations for Director” set forth on page 73 of this Proxy Statement.

Director Compensation. The Nominating Committee periodically reviews the level and form of compensation paid to Directors, including our Director compensation program’s underlying principles. Under the Corporate Governance Guidelines, a Director who is also an Officer of AES is not permitted to receive additional compensation for service as a Director. In reviewing and determining the compensation paid to Directors, the Committee considers how such compensation relates and compares to that of companies of comparable size and/or have equivalent complexity. The Committee’s review includes looking at both direct and indirect forms of compensation paid to our Directors, including any charitable contributions made by the Company, on behalf of such Directors, to organizations with which Directors are affiliated. The General Counsel assists the Nominating Committee with its review of our Director compensation program. The General Counsel’s office conducts research on other companies’ director compensation practices by reviewing broad-based director compensation studies, which generally include a hundred or more companies, and providing the Committee with a benchmarking analysis of such companies’ practices as compared to the Company’s Director compensation program. These reports are further described in “Director Compensation for 2010” below. Neither the General Counsel nor the Nominating Committee retain an independent compensation consultant to assist with recommending or determining Director compensation. Any proposed changes to the Director compensation program are recommended by the Nominating Committee to the Board for consideration and approval. For further information regarding our Director compensation program, see “Compensation of Directors (2010)” starting on page 59 of this Proxy Statement.

BOARD’S ROLE IN RISK MANAGEMENT

Our Management is responsible for the management and assessment of risk at the Company, including communication of the most material risks to the Board and its Committees, who provide oversight over the risk management practices implemented by Management. Our full Board provides oversight with respect to risk management, except for the oversight of risks that have been specifically delegated to a Committee of the Board. Even when the oversight of a specific area of risk has been delegated to a Committee, the full Board may maintain oversight over such risks through the receipt of reports from the Committee Chairpersons to the full Board at each regularly-scheduled full Board meeting. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a Board Committee. The Board and Committee reviews occur principally through the receipt of regular reports from Management to the Board on these areas of risk, and discussions with Management regarding risk assessment and risk management.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to risks faced by the Company. The Company’s Chief Financial Officer and/or Treasurer provides a report on the Company’s liquidity position, including an analysis of prospective sources and uses of funds, and the implications to the Company’s debt covenants and credit rating, if any. The Chief Operating Officer or his designee provides an operational report, which includes risks related to tariffs, efficiency at our subsidiaries’ plants, construction, and related matters. The Company’s Vice President of Global Risk and Commodities provides a report to the Board which explains the Company’s primary risk exposures, including currency, commodity and interest rate risk. Finally, the Company’s General Counsel provides a privileged dispute resolution report which provides information regarding the status of the Company’s litigation and related matters. At each regularly-scheduled Board meeting, the full Board also receives reports from Committee Chairpersons, which may include a discussion of risks initially overseen by the Committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as regulatory, geopolitical, cyclical or other risks that are not covered in the regular reports given to the Board and described above.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function); the performance of the independent auditor; and the effectiveness of the Company’s Ethics and Compliance Program. The Company’s Nominating Committee maintains initial oversight over risks related to workplace safety, and our subsidiaries’ continuing efforts to ensure compliance with the best practices in this area. When appropriate, the Nominating Committee also receives environmental reports regarding our subsidiaries’ compliance with environmental laws and their efforts to ensure continuing compliance with governing laws and regulations. The Company’s Compensation Committee maintains initial oversight over risks related to the Company’s compensation practices, including practices related to hiring and retention, succession planning (approved by the full Board), and training of employees. The Finance and Investment Committee maintains initial oversight over risks related to business development, including business combinations, Greenfield development and re-financings. Generally, any such transactions are also reviewed and, in many cases, approved by the full Board.

DIRECTOR ATTENDANCE

In 2010, our Board convened eleven times, including four telephonic meetings, and our Board Committees held the following number of meetings: (i) Audit Committee—nine meetings; (ii) Compensation Committee—eight meetings; (iii) Finance and Investment Committee—seven meetings; and (iv) Nominating Committee—five meetings.

Under our Corporate Governance Guidelines, Directors are expected to attend Board meetings and meetings of Committees on which they serve in person or by conference telephone, and Directors are also encouraged to attend the Annual Meeting. Messrs. Bodman, Khanna, Koskinen, Hanrahan, Lader, Morse, Odeen, Rossotti, and Sandstrom and Dr. Moose attended the 2010 Annual Meeting of Stockholders on April 22, 2010. All of our current Directors attended at least 91% of the aggregate of all meetings of the Board and the Committees on which they served, during the period in which each Director served.

In accordance with the Company’s Corporate Governance Guidelines, non-management Directors met in executive session after each in-person meeting of the Board. Non-management Directors met seven times in 2010, with Mr. Odeen presiding as Lead Independent Director.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2010 Performance At-A-Glance

AES’ financial and operational results in 2010 exceeded expectations particularly when considered against the background of the challenging economic environment in which they were accomplished. These results were achieved through improvements in the underlying performance of our operating businesses, management of our cost structure, prioritization of capital allocation and improvement of our debt profile. In addition, during 2010 the Company made significant progress in expanding and growing its global platform by bringing a total of 777 MW of new construction on-line, acquiring core power assets, and expanding our development pipeline across both core power and renewable energy business lines. Our compensation awards are made based on the achievement of the challenging targets that were set for the year. It is also important to note, that while our 2010 performance was very strong, our stock price over the past three-year period has been below the average of the S&P 500. As a result, our compensation awards that align with AES’ stock price performance over a period of time have not paid out for the past three years.

Compensation Discussion and Analysis Overview

Our Compensation Discussion and Analysis (“CD&A”) is divided into six sections:

•	Our Executive Compensation Philosophy and Process

•	Summary of Compensation Actions for 2010 and Changes Implemented in 2011

•	Components of AES’ Total Compensation Program

•	2010 Compensation: Our Approach and Decisions

•	Other Relevant Compensation Elements and Policies

•	Report of the Compensation Committee, Proxy Tables, and Narrative Disclosures to Relevant Tables

This CD&A includes compensation details for our Chief Executive Officer (“CEO”), Mr. Paul Hanrahan, and our Chief Financial Officer (“CFO”), Ms. Victoria Harker and our next three most highly compensated Executive Officers, Mr. Andres Gluski, Mr. Brian Miller and Mr. Andrew Vesey collectively, the “Named Executive Officers” or (“NEOs”).

Our Executive Compensation Philosophy and Process

Our compensation program is designed to achieve the following objectives:

•	Align our Executives’ Interests with Those of our Stockholders

Our compensation program includes a substantial portion of variable compensation that is awarded in the form of equity and is performance based. We believe this structure motivates our Executives to act in the best interests of the Company’s Stockholders. The long-term incentive components granted in 2006, 2007 and 2008 that tie to Stockholder value creation and stock price performance currently have no value or have been forfeited in their entirety. These components represent 50% of the total long-term compensation value for each of those years. The value of these awards is reflected in the chart below:

Total NEO Equity Based Compensation for Grant Years 2006 through 2008

	2006		2007		2008
Grant Type	Granted	Realized	Granted	Realized	Granted	Realized
Stock Options	$2,100,000	$—	$2,410,000	$—	$2,478,125	$—
Performance Stock Units	2,012,500	Forfeit	2,410,000	Forfeit	2,478,125	Forfeit

Total	$4,112,500		$4,820,000		$4,956,250

•	Award Significant Portion of Pay through At-Risk Components

Our compensation program is designed to allocate a significant portion of each NEOs total compensation to the achievement of both short- and long-term Company goals. Payouts are dependent on the achievement of financial, operational and strategic goals and the performance of our stock price. As the chart below shows, on average, more than 79% of the targeted total compensation for our NEOs is made up of at-risk incentive pay opportunities. The targeted total compensation referenced below includes 2010 base pay and 2010 target bonus and Long Term Compensation opportunity.

•	Link Pay to Performance

Our compensation program is linked to the achievement of the Company’s overall performance and the achievement of specific objectives in the short-, medium- and long-term. As such, incentive awards are dependent on performance and to the extent that the Company does not achieve or meet its objectives, incentive payouts will be reduced or eliminated.

•	Provide Market Competitive Total Compensation

Our compensation program includes the common elements of a base salary, a short-term incentive plan based upon the achievement of annual targets, a long-term compensation plan and retirement and other benefits that are designed to provide competitive total compensation. We maintain total compensation that is market competitive to enable us to attract, motivate and retain an experienced and qualified management team.

Summary of Compensation Actions for 2010 and Changes Implemented in 2011

The following information highlights the Compensation Committee’s key compensation decisions in 2010. These decisions were made with the advice of the Compensation Committee’s independent consultant, Meridian Compensation Partners, LLC (“Meridian”) and are discussed in greater detail in this CD&A. The key compensation decisions made in 2010 were as follows:

2010 Actions

•

Base pay for our NEOs is generally set at levels commensurate with their experience. In 2010, base salaries for our NEOs were increased by an average of 9%. These increases were implemented in order to competitively position our NEOs base to the market. A significant portion of our NEOs total compensation continues to be performance-based and at-risk. Our NEOs total compensation continues to benchmark around the 50th percentile of the market;

•

Bonus awards based on the Company’s 2010 performance will be paid in early 2011 at an average of 136.2% of target for our NEOs. The Company’s performance in 2010 exceeded the performance goals set by the Compensation Committee relative to our overall performance measures. Further discussion about the performance targets set for 2010 and the Company’s performance against these targets can be found on page 27 of this Proxy Statement;

•

Long-Term Compensation (“LTC”) award opportunities provided in 2010, to be earned based on future Company performance, were generally granted at target levels for all NEOs taking into consideration overall performance and individual achievements. These opportunities are aligned with our Stockholder value-oriented philosophy and were made based on our review of market practice, Company and individual performance and the individual’s future potential with the Company. More information about our LTC Plan can be found beginning on page 24 of this Proxy Statement;

•

The Performance Stock Units (“PSUs”) tied to relative Stockholder return for the 2008-2010 performance cycle did not meet the threshold performance criteria established at the time the awards were granted in 2008. As such, the Compensation Committee concluded that no payout should be made with respect to these awards. This is the third consecutive year that the PSUs did not vest and were therefore forfeited. Additionally, in connection with their annual review of the tally sheets, the Compensation Committee concluded that a significant portion of our Executives’ outstanding Stock Options (“SOs”) are underwater based on the 2010 fiscal year end share price. These findings are consistent with AES’ goal of aligning Executive’s long-term compensation with Stockholder value as it demonstrates that our long-term incentive program does not pay unless performance targets are met.

2011 Changes

•

Beginning in 2011, the Compensation Committee changed the mix of award types for Officer LTC Awards (as shown below). The changes approved by the Compensation Committee in December 2010 result in LTC awards becoming (i) 100% equity-based thus strengthening the alignment of our Management with the interests of our Stockholders; and (ii) further aligned to conform with market practice. LTC awards will now consist of PSUs (measured by Total Shareholder Return vs. S&P 500 companies and Cash Value Added), SOs and Time-Based Restricted Stock Units (“RSUs”). The Compensation Committee will no longer grant cash-based Performance Units (“PUs”) to Officers. The Compensation Committee also approved adjustments to the PSU performance-vesting conditions to align with market practice.

•

The Company also adopted share ownership guidelines in 2010, which became effective in January 2011. We believe that the decision to implement share ownership guidelines will reinforce and strengthen our objective to align our Executives’ financial interests with those of our Stockholders. These guidelines require our Executives to hold an equity value at a multiple ranging from 1x to 6x of their base pay. The multiples have been set at market best practice levels. The guidelines prohibit our Executives from selling any shares and require that 67% of any future net shares received must be retained and cannot be liquidated until guideline levels have been met. Beginning with grants made in 2011, the share ownership guidelines will replace the existing two-year mandatory holding on vested PSUs and RSUs. Additional information about our share ownership guidelines can be found on page 34 of this Proxy Statement.

Our Executive Compensation Process

This section includes a discussion of the following:

•	Highlights of our Executive Compensation Program

•	Composition of our NEOs Compensation

•	Our Process for Determining Executive Compensation Including the Respective Roles of:

–	Our Compensation Committee

–	The Compensation Committee’s Independent Consultant

–	Management’s Consultant

–	Our Management

•	How we Use Survey Data (“Survey Data”) in Our Executive Compensation Process

Highlights of our Executive Compensation Program

Our compensation philosophy is designed to align each of our Executive’s compensation with the Company’s short- and long-term performance, and to provide executive compensation and incentives that will attract, motivate and retain high performing Executives. Consistent with this philosophy, a significant portion of the total compensation opportunity available to each of our Executives is directly related to our stock price performance and to other performance factors that measure our progress against our strategic growth and operating goals. Key features of our program that supports our compensation philosophy and help to align our Executives’ with our Stockholders’ interests include:

•

Our pay philosophy is to target total compensation at the size-adjusted 50th percentile so that we are comparing ourselves to and making pay decisions based on the market median, as described in more detail below under “How we use Survey Data in Our Compensation Process”;

•	Our compensation program is heavily weighted to performance-based pay with a significant portion of our compensation being paid through our long- and short-term incentive plans;

•	We maintain meaningful executive share ownership guidelines so that our Executives’ and Stockholders’ interests are aligned;

•

We do not provide excise tax gross-ups in new or materially amended employment contracts, or to new Executive Officers who have become eligible to participate in our Severance Plan, beginning on or after December 31, 2009;

•	We provide de minimis perquisites to our CEO and none to our other Executives;

•

Our supplemental executive retirement benefits are designed primarily to restore benefits limited under our broad-based retirement plans because of statutory limits imposed by the Internal Revenue Code (the “Code”);

•	Our Change-in-Control severance arrangements continue to benchmark at market levels;

•	We have not participated in a practice of backdating or repricing SOs, nor have we modified pre-set targets for bonus or performance equity awards;

•	The Compensation Committee continually reviews our compensation program with respect to our NEOs to ensure that it meets our objectives and executive compensation philosophy; and

•	Our Compensation Committee has retained and directs an independent compensation consultant who does not provide any other services to the Company.

Composition of Our NEOs’ Compensation

Our CEO’s compensation is higher than the compensation paid to our other NEOs largely due to the scope of his position and his overall responsibility for the Company’s strategy and direction, as well as his overall influence on AES’ near- and long-term performance generally. Also, for these reasons, as shown previously, our CEO’s total direct compensation is more heavily weighted towards incentive compensation elements as compared to that of the other NEOs.

Our Process for Determining Executive Compensation

The Role of Our Compensation Committee

The Compensation Committee has primary responsibility for oversight of the Company’s compensation and employee benefit plans and practices which cover our NEOs. On an annual basis, the Compensation Committee also reviews the Company’s succession plan for the NEOs and other key positions.

As in prior years, in the first quarter of 2010, the Compensation Committee reviewed and benchmarked AES’ executive compensation program against relevant survey data that includes general industry and energy industry companies. This data was used to help determine payout opportunities for the coming year. Executive compensation data disclosed in proxies filed by other comparable companies in our industry is also provided to the Compensation Committee for reference.

Executive performance and Company performance affect both pay opportunities and short-term incentive payouts. To assess Company performance, the Compensation Committee receives a detailed summary of the Company’s overall performance against its pre-set targets for the year.

The Compensation Committee considers the information it receives and exercises its own independent judgment in making executive compensation recommendations to our Board of Directors. The Compensation Committee’s recommendations are based on a review of: (1) survey data; (2) the individual’s performance against their pre-set goals and objectives for the year; (3) the individual’s experience; (4) the individual’s position and scope of responsibilities; and (5) the individual’s future prospects with the Company.

The Role of the Compensation Committee’s Independent Consultant

In 2010, the Committee retained the services of its own independent consultant providing the Committee with impartial knowledge and experience related to executive compensation. During January 2010, Hewitt Associates employed the consultant. On February 1, 2010, the consultant joined Meridian. Throughout the year, the consultant reported directly and exclusively to the Committee and provided objective input and analysis with reference to market data trends, regulatory initiatives, governance best practices and emerging governance norms. The consultant’s services included providing advice on determining the actual compensation amounts to be paid to the NEOs. During 2010, the consultants participated in eight Compensation Committee meetings either in person or by telephone. During 2010, neither Hewitt nor Meridian provided services to AES other than executive compensation services.

The Role of Management’s Consultant

AES Management retained the services of Towers Watson in 2010 to provide benchmark data and “tally sheets” for the NEOs. All materials provided by Towers Watson were shared with Meridian prior to being presented to the Compensation Committee. Meridian provided review and comment to the Compensation Committee as appropriate.

The Role of Our Management

Our CEO participates in all Compensation Committee meetings, excluding any of the executive sessions or sessions of the Committee in which his compensation is discussed and approved. His role in the process of determining executive compensation is to provide the Compensation Committee with an assessment of each NEOs performance against his/her pre-set goals and objectives, and to provide his initial assessment and compensation recommendations for the individual’s incentive compensation and base salary.

Our Vice President of Human Resources develops written background and supporting materials for review by the Compensation Committee prior to their meetings and presents information relating to specific elements of our compensation program. If warranted, she also proposes changes to our annual and long-term incentive programs. In addition, she attends all Compensation Committee meetings, but is not present at the executive sessions.

The Human Resources team also directly interfaces with Meridian to prepare the necessary background information for the Compensation Committee.

How we use Survey Data in our Compensation Process

During 2010, Towers Watson supplied benchmarking data for each NEO against a group of similarly sized general industry and energy industry companies and similarly positioned Executives. This data was derived from the Towers Watson US

General Industry Executive Compensation Database and Towers Watson US Energy Services Executive Compensation Databases (“2010 Survey Data”). Meridian reviewed the benchmarking data and concluded that the data sources selected by AES were appropriate for these purposes.

The 2010 Survey Data utilized either a blend of general industry and energy industry data or general industry data only. The data used varied based on the NEOs role and the types of companies in which we may compete for talent. For the CEO, Chief Operating Officer (“COO”) and Executive Vice President, Regional President position (“EVP, RP”), the 2010 Survey Data represents a blend of general industry and energy industry data. Given the specific experience required for these positions and the operational nature of each of these positions, we believe that this data provides a relevant benchmark comparator for us to evaluate these NEOs against. For the CFO and General Counsel and Corporate Secretary (“GC”) positions, the 2010 Survey Data represents the general industry data only. We use general industry data for these roles as the functional nature of these positions means that we could compete for talent across a wide range of industries.

The 2010 Survey Data is generally regressed (size-adjusted) based on our revenue sizes at the corporate or business unit level, as described below.

•

Our CEO and COO positions were matched to a blend of general industry and energy industry comparable market data. The market data was regressed to AES’ 12 month trailing revenues of $16.1 billion and the data was representative of the 93 general industry and energy industry companies with annual revenues between $10-$20 billion in Towers Watson’s database.

•

The CFO and GC positions were matched to comparable general industry market data only. The market data was regressed to AES’ 12 month trailing revenues of $16.1 billion and was representative of 93 companies.

•

For the EVP, RP position, the comparable market data included a blend of general industry and energy industry companies. The general industry data represented data of 278 companies with annual revenues regressed to $6.645 billion. The energy market data represented data of 12 companies with revenues regressed to $6.645 billion.

To understand the full range of pay within our relative market, Management includes survey data that provides a market comparison at a range of the 25th, 50th and 75th percentiles for each position. The Compensation Committee determines total compensation for our NEOs after taking into account a range of factors, including job complexity, level of experience and expertise, individual performance and long-term potential. Our NEOs total compensation, including their target incentive opportunities, falls within the range of the 2010 Survey Data. For 2010, total target compensation fell within the following range of the market expressed in percentiles:

Named Executive Officer	Market Percentile of 2010 Total Compensation
Paul Hanrahan, President & CEO	Between the 25th and 50th Percentile
Victoria Harker, EVP & CFO	Between the 50th and 75th Percentile
Andres Gluski, EVP & COO	Between the 50th and 75th Percentile
Brian Miller, EVP & GC	Between the 50th and 75th Percentile
Andrew Vesey, EVP & RP	Between the 50th and 75th Percentile

As a secondary data source, the Compensation Committee is provided proxy data from 13 other energy companies selected based on their comparable size to AES (the “Peer Group”). The Peer Group data is provided primarily as a compensation reference for individuals specifically in the energy industry. The Peer Group is reviewed on an annual basis and in 2010 was composed of the companies listed below:

AES’ Energy Peer Group
Calpine Corporation	Edison International	PG&E Corp	Williams Companies
CMS Energy	Entergy Corp	GenOn Energy Inc (RRI Energy Inc)	Xcel Energy Inc
Duke Energy Corp	Nextera Energy Inc (FPL Inc)	Southern Company
Dynegy Inc	NRG Inc

While these companies have similarities to AES from an industry perspective, the Compensation Committee believes that the global nature of AES’ operations set it apart from the Peer Group companies, whose operations are primarily domestic. Therefore, the Survey Data (which includes data from general industry and energy industry companies) provides the Compensation Committee with a more complete view of similarly-sized companies with international operations against whom we compete for talent.

Components of AES’ Total Compensation Program

This section includes a discussion of the following:

•	Overview of Our Compensation Elements

•	A Detailed Explanation About Our LTC Plan for 2010

–	Overview of LTC Components for Officers for 2010

–	Performance Units (“PUs”)

–	Performance Stock Units (“PSUs”)

–	Stock Options (“SOs”)

–	Restricted Stock Units (“RSUs”)

Overview of Our Compensation Elements

The following table lists each of the elements that comprise our compensation program, the objectives behind each of these elements and the key features of each of these elements.

Pay Element	Compensation Objective	Key Features
Base Salary	Provide fixed cash compensation for each job position that is competitive and reflects the individual’s experience, responsibility and expertise.

Base salary is reviewed annually and adjusted primarily to reflect market changes. Internal company salary guidance regarding annual base pay adjustments is also taken into consideration.

Adjustments to base salary are also made as needed to reflect individual performance and address internal equity.

Pay Element	Compensation Objective	Key Features
Performance Incentive Plan	Provide performance-based, short-term cash compensation relative to the achievement of pre-set, financial, operational and Company-wide strategic objectives, and individual performance accomplishments and contributions.

The Performance Incentive Plan opportunity for each NEO is assessed and approved annually with target ranges from 100% to 150% of base salary, depending on an individual’s specific job responsibilities.

Payment is directly linked to the level of results achieved against pre-set measures with potential payouts ranging from 0-200% of the target payment. The Compensation Committee has not awarded performance incentive payments outside of this range.

In determining annual awards, the Compensation Committee retains the right to reduce the payout of awards under the Plan.

For more information on our Performance Incentive Plan, see page 27 of this Proxy Statement.

Retirement, Health and Welfare Benefits	Our compensation program provides competitive retirement, health and welfare benefits that attract and retain talented Executives.

Company-sponsored retirement, health and welfare benefits are available to all US employees.

NEOs and other key individuals also have the opportunity to receive additional retirement benefits by participating in our Supplemental Retirement Plan and our Restoration Supplemental Retirement Plan. These Plans are designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

Perquisites	Minimal benefits provided to assist Executives in carrying out their duties.	The Company provides our CEO with a driver and Company car.

Long-Term Compensation (“LTC”) Plan

Provide performance-based awards that align the interests of our Executives with those of our Stockholders through equity and cash compensation tied to stock price performance and long term value creation.

Attract and retain key individuals critical to the success of the business by providing competitive LTC opportunities that vest over a three-year period.

The LTC Plan provides a mix of cash- and equity-based awards.

Grants to NEOs under the LTC Plan are based on a percentage of the individual’s salary and in 2010 were awarded in the form of:

PUs, PSUs; and SOs

Beginning in 2011, AES will no longer grant cash-based PUs to our NEOs and other Officers. Going forward, all LTC Awards for NEOs and Officers will be in the form of equity.

Additional information regarding our LTC Plan is detailed below.

A Detailed Explanation of Our Long Term Compensation Plan (“LTC Plan”) for 2010

As each element of the LTC Plan has unique features and measurement requirements, additional details pertaining to each component are provided below. For 2010, the LTC Plan included a mix of PUs, PSUs and SOs. The overall LTC award opportunity (allocated in cash and equity) was based on (1) the Company’s review of market practice and (2) an equally balanced division of net cash generated and share price appreciation. For a description of the 2010 LTC Plan awards, see “2010 Long Term Compensation Grants” on page 32.

Overview of the LTC Components for Officers for 2010

LTC Component	Vesting Schedule	Measurement
PUs (50% weighting) Cash-based	Vest in equal installments over a three-year period subject to the achievement of (“CVA”) targets.	Rewards CVA (as described below).

PSUs (25% weighting) Equity-based	Vest over a three-year period subject to the achievement of Total Stockholder Return (“TSR”). Two-year hold (delayed payment) requirement after the award vests.	Rewards TSR relative to the S&P 500 Index.

SOs (25% weighting) Equity-based	Vest in equal installments over a three-year period.	Rewards stock price appreciation above the exercise price.

Performance Units

PUs are performance-based awards that directly link compensation to the collective performance of our businesses over a three-year period in terms of the net cash produced. PUs use a cash generation metric (CVA), a significant source of Stockholder value creation, to measure the net cash we produce by increasing revenue, reducing costs and improving productivity. Specifically, the CVA calculation is defined as Operating Income plus Business Development and Depreciation and Amortization; plus or minus Unrealized Commodity Derivatives gains/losses, and Equity in Earnings; plus Intercompany Management Fees to equal Cash EBITDA. Then Tax Charge is subtracted to equal After Tax Cash EBITDA and Cumulative Mandatory Capex Charge is subtracted to equal Total CVA. As a final step in the calculation the Total CVA is multiplied by AES’ Ownership percentage.

The targeted CVA for the specific three-year performance period is determined at the time the PU awards are granted. Pre-defined, objective adjustments are made to the CVA target during the three-year performance period, based on changes to the Company’s portfolio, such as an asset divestiture or sale of a portion of equity in a subsidiary. At the end of each year, an outside financial consultant is engaged to assist in reviewing our final CVA calculation and ensure it meets our evaluation criteria.

PUs are performance-based. The payment made, if any, for each PU depends upon the level of CVA achieved over the three-year measurement period. If the required level of CVA is achieved, awards are paid in the calendar year immediately following the date the performance period ends. The following table illustrates the payout percentage at each CVA level for CVA targets set for the 2010-2012 performance period:

Value Of Performance Units Based On 2010 Cash Value Added Target

Named Executive Officer	Below 80% of Performance Target (payout at $0 per unit)	Equal to 90% of Performance Target (payout at $.50 per unit)	Equal to 100% of Performance Target (payout at $1.00 per unit)	Equal or greater than 120% of Performance Target (payout at $2.00 per unit)
Paul Hanrahan, CEO	$0	$1,394,250	$2,788,500	$5,577,000
Victoria Harker, EVP & CFO	$0	$367,500	$735,000	$1,470,000
Andres R. Gluski, EVP & COO	$0	$502,500	$1,005,000	$2,010,000
Brian Miller, EVP & GC	$0	$280,000	$560,000	$1,120,000
Andrew Vesey, EVP & RP	$0	$330,000	$660,000	$1,320,000

Between the CVA levels listed in the table above, a straight-line interpolation is used to determine the payout percentage for each unit. The maximum value of a single PU is $2.00.

Performance Stock Units

A PSU represents the right to receive a single share of AES common stock or cash of equivalent fair market value subject to certain vesting conditions and the performance of AES common stock measured against the S&P 500, as further discussed below.

PSUs directly align our NEOs compensation with our Stockholders’ interests since the ability to earn an PSU award is linked directly to stock price performance over a period of time. As stated above, the Compensation Committee retains the right to deliver PSUs in the form of AES common stock or its cash equivalent for 2010 grants. The Compensation Committee makes this determination on an annual basis prior to the payout of vested awards. For PSUs awarded in 2010 and prior years there is a two-year holding period (delayed payment), regardless of employment status, after the awards have vested.

The ability to earn a PSU award is subject to (1) a market condition which is based on the TSR of AES, as measured by the appreciation in stock price and dividends paid and (2) the continued employment of the NEO. Since 2007, we have defined TSR performance as AES’ three-year cumulative TSR relative to the three-year cumulative TSR of the S&P 500 companies using a 90-day moving average for the beginning and ending stock prices. This definition is in line with market practice.

We have set the following vesting criteria for 2010 between the percentiles listed below. PSU vesting is interpolated on a straight-line basis.

TSR below 40th percentile of the S&P 500	TSR at 40th percentile of the S&P 500	TSR at 60th percentile of the S&P 500	TSR at or above 80th percentile of the S&P 500
0% of PSUs vest	50% of PSUs vest	100% of PSUs vest	150% of PSUs vest

Stock Options

A SO represents an individual’s right to purchase shares of AES common stock at a fixed exercise price after the SO vests.

SOs align our NEOs’ interests with those of our Stockholders through equity ownership and also support our goal to encourage the retention of key individuals. A SO only has value to the holder if our stock price exceeds the exercise price of the SO after it vests. SOs vest in equal installments over a three-year period commencing on the first anniversary of the date that the SO award is granted, provided that the NEO continues to be employed by AES on such date.

It is our policy to grant SOs to NEOs at an exercise price equal to the fair market value of our common stock (e.g., the closing price) on the grant date.

Restricted Stock Units

To address special retention and recognition issues on a limited basis, the Compensation Committee may approve special RSU grants to our NEOs. No special RSU awards were made in 2010. The details of prior RSU awards are included in the Options Exercises and Stock Vested and Non-qualified Deferred Compensation tables on pages 45, 46 and 47 of this Proxy Statement, respectively.

2010 Compensation: Our Approach and Decisions

This section includes a discussion of the following:

•	2010 Base Salary Changes

•	2010 Annual Performance Incentive Plan Payouts

–	2010 Performance Targets

–	The Company’s 2010 Performance

–	Determining Performance Incentive Plan Payouts

•	2010 Long Term Compensation Grants

•	Payout of Awards Maturing at the End of 2010

–	Performance Units

–	Performance Stock Units

–	Stock Options

2010 Base Salary Changes

As explained in the section titled “Our Process for Determining Compensation,” the Compensation Committee reviews market data and peer industry data on an annual basis to understand prevailing market trends as compared to the composition of our Executives’ compensation. Our Executives’ base pay tends to lag behind the market average because a significant portion of their total compensation is performance-based and at-risk. Due to the fact that for several years we have generally awarded lower than market level base pay increases, a significant gap has arisen in some cases between our NEOs base pay and that of the market. Upon review of the Survey Data, the Compensation Committee made a determination to address the discrepancy by awarding base pay increases at levels higher than the market average in 2010. On average, the base pay increase in 2010 for our NEOs was 9%. The base salary paid to each NEO is stated in the “Salary” column of the Summary Compensation Table, on page 38 of this Proxy Statement. Base salaries continue to remain within the range of the 50th percentile of the market.

2010 Performance Incentive Plan Annual Payouts

2010 Performance Targets

Subject to the terms and limits of the Performance Incentive Plan, each of the NEOs had an opportunity to earn a 2010 Performance Incentive Plan award if AES attained positive EBITDA. If positive EBITDA was obtained for 2010, each NEO would be eligible to receive a maximum payout capped at 0.150% of EBITDA with respect to the CEO, and 0.060% of EBITDA with respect to the other NEOs. The actual amount of the payout is determined based on results measured against the pre-set targets described below.

The final payout amounts were determined by the Compensation Committee, subject to its discretionary authority to reduce the award, based on the Company’s achievement of certain additional pre-set performance measures. In setting these additional performance measures, the Compensation Committee considered information provided by Management about the Company’s strategy, long-term forecast, financial budget for the year and targeted operational improvements. As described more fully below, the additional performance measures considered under the Performance Incentive Plan for 2010 included safety, cash flow, performance improvement and corporate performance. The Compensation Committee approved targets across all metrics that were considered to be aggressive and highly challenging with some requiring a significant year-over-year improvement.

Safety	(Weighted at 10%)

Measured by safety performance and execution of safety programs by our businesses.

2010 Targets

•    Continue strong performance in audits, remediation of audit deficiencies by completing scheduled audits on time and by closing out all audit finding deficiencies according to an agreed upon schedule.

•    Increase the number of safety walks by 10% across the company year over year.

•    Conduct monthly safety meetings company-wide with 100% participation across all AES businesses and construction projects.

•    Reduction in the number of serious incidents to show year over year improvement.

•    Implement a three-year safety action plan.

•    Assess improvements in our safety culture and environment including recognition of businesses that achieved significant safety milestones.

Cash Flow	(Weighted at 45%)

Cash Flow generation metrics and distributions from our business units.

The targets below are considered as a whole.

2010 Targets

•    Adjusted Gross Margin minus Maintenance & Environmental Capex ($3,725 - $3,925 million)

–    Adjusted Gross Margin is disclosed and referenced in Note 15 Segment and Geographic Information of Company’s Form 10-K per the year ended December 31, 2010 (the “2010 10-K”) filed on February 28, 2011 and is calculated as Gross Margin plus Depreciation and Amortization less General and Administrative Expenses.

–    Adjusted Gross Margin is then adjusted to exclude mark-to-market amounts related to derivative transactions, each of which is included in the Company’s financial statements and related footnotes disclosed in its 2010 10-K to determine Adjusted Gross Margin.

–    Capex including both Maintenance and Environmental information and derivative transactions are further detailed in Exhibit 99.1 to the Company’s Form 8-K filed on February 28, 2011 (the “Press Release”).

•    Free Cash Flow ($2,000 - $2,200 million)

–    Free Cash Flow is defined as Net Cash provided by operating activities less Maintenance Capital Expenditures (including Environmental Capital Expenditures), as disclosed and reconciled in the Press Release.

•    Subsidiary Distributions ($1,100 - $1,200 million)

–    Subsidiary Distributions should not be construed as an alternative to Net Cash Provided by Operating Activities, which is determined in accordance with GAAP.

–    Distributions are important to AES because AES is a holding company that does not derive any significant direct revenues from its own activities, but instead relies on its subsidiaries’ business activities and the resultant distributions to fund its debt service, investment and other cash needs.

–    The reconciliation of the difference between Subsidiary Distributions and Net Cash provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons, which are both discretionary and non-discretionary in nature. These factors include, but are not limited to retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches AES and related holding companies.

Performance Improvement	(Weighted at 25%)

Performance improvement is calculated relative to established targets for certain Key Performance Indicators (“KPIs”) from the beginning of each year.

2010 Targets

•    The performance improvement goals were based on the critical Key Performance Indicators (“KPIs”) for our Generation and Distribution operations and their impact on financial performance. The KPIs for our Generation businesses measure a reduction in Equivalent Forced Outage Rates (“EFOR”); Non-Fuel Operating & Maintenance (“NFOM”); an increase in Net Capacity Factors (“NCF”); Equivalent Availability Factor (“EAF”); Commercial Availability (“CA”); and improved Heat Rate. Our Distribution businesses measure a reduction in Days Sales Outstanding (“DSO”); System Average Interruption Days Index (“SAIDI”); System Average Interruption Frequency Index (“SAIFI”); Non-Technical Losses (“NTL”); Operation & Maintenance per Customer (“O&M”); and improved Customer Satisfaction results.

Other Performance Improvement Targets

•    Achieve year over year increase in savings generated through our global sourcing efforts.

•    Increase savings generated by our performance improvement program and associated initiatives over the previous year.

•    Completion of Company’s construction projects on time and on budget.

•    Creation and implementation of a generation asset management process.

Corporate Performance	(Weighted at 20%)

Established performance objectives linked to key corporate focus areas.

2010 Targets

•     The corporate performance metric was based on the achievement of targets considered to be of strategic importance to the Company. These objectives included items such as growing the Company across key business lines and geographies, meeting financial reporting requirements, managing and developing our people, implementing initiatives aimed at increasing the long term value of our business as well as reducing costs and other key strategic initiatives.

The Company’s 2010 Performance

In February 2011, the Compensation Committee determined that the Company had achieved positive EBITDA. The Compensation Committee then reviewed a detailed summary provided by Management of the Company’s performance and achievement of the additional performance measures described above and the targets associated with each of the performance measures. Our CEO assessed and scored each performance measure for the Compensation Committee’s consideration. Upon review and through detailed discussions, the Compensation Committee recommended final scores for each performance measure as detailed in the table below.

Measure	Weight	Final Score
Safety	10%	80.0%
Cash Flow	45%	167.0%
Performance Improvement	25%	113.3%
Corporate Performance	20%	110.0%

Based on the weighted scores for each of these measures, the Compensation Committee determined the final 2010 performance score for the Company to be 133.5%.

Determining Performance Incentive Plan Payouts

In reviewing and approving the individual performance of the CEO and the other NEOs, the Compensation Committee assessed Company and individual performance against the measures defined above. Based on this review, the Compensation Committee assessed the NEOs performance and set their overall completion and Performance Incentive Plan payout in-line with their overall performance, which is summarized below.

Paul Hanrahan, President and Chief Executive Officer

Under Mr. Hanrahan’s leadership, the Company delivered robust results in 2010, exceeding its financial and operational performance targets which are described above, closing key transactions, and meeting critical milestones to grow the Company. The Compensation Committee assessed the performance of Mr. Hanrahan against the Company’s goals in a number of areas including safety, cash flow, performance improvement and corporate performance.

In safety, the Compensation Committee reviewed the Company’s progress in implementing a multi-year action plan to improve its safety performance, and accomplishments with respect to its full year safety results. The Compensation Committee also assessed AES’ financial performance relative to its cash flow metrics and considered the contributions from Mr. Hanrahan, which led to over $1.2 billion in subsidiary distributions. In evaluating the Company’s attainment of its performance improvement objectives, the Compensation Committee took into account that AES achieved its Key Performance Indicator targets and surpassed its goals for performance initiatives focused on increasing the efficiency of the

Company’s operations. In 2010, the Company’s construction program resulted in 777 MW of new thermal, and wind capacity being completed on budget, however the Company’s Maritza project in Bulgaria did not achieve commercial operation as planned. The Company also advanced construction on more than 2,000 MW of new power projects to be completed by the end of 2013.

In evaluating the Company’s achievements in terms of its corporate performance, the Compensation Committee looked at AES’ ability to close transactions and advance projects that provide immediate and longer-term growth opportunities. In 2010, the Company completed a number of transactions to fund growth initiatives including the closing of a $1.58 billion stock purchase agreement with China Investment Corporation (“CIC”), and the sales of our Lal Pir/Pak Gen facilities in Pakistan, AES Barka in Oman and AES Ras Laffan in Qatar which generated combined proceeds of approximately $400 million. The Company expanded its portfolio through the acquisition of Ballylumford, a 1,246 MW coal plant in Northern Ireland, created additional options for growth through the agreement to form a strategic partnership with Koç in Turkey and purchased development pipelines for wind projects in the UK and Poland and hydro projects in China. In India, the Company acquired a 39.2 MW wind project and closed a 5 MW solar project. AES Solar, the Company’s joint venture with Riverstone Holdings, brought 68 MW of new projects into commercial operation. In addition, the Company brought 8 MW of new projects online in our Energy Storage business. In 2010, the Company also executed a long-term power purchase agreement for the 1,200 MW Mong Duong II plant it is developing in Vietnam. The advances made and the milestones achieved by the Company in 2010 helped strengthen AES’ long-term growth strategy.

Victoria Harker, Executive Vice President and Chief Financial Officer

The Compensation Committee reviewed Ms. Harker’s individual performance in 2010 based on her contributions to: (1) the achievement of strong overall financial results relative to the Company’s targets for the year; (2) optimization of the Company’s tax and capital structure; (3) value creation for the Company through financing, portfolio management and financial operations activities; (4) continued improvements of the Company’s financial processes, systems and controls. In assessing her performance, the Compensation Committee also considered Ms. Harker’s role in leading the Company’s communications for the investment community and the media.

As a result of capital structure efforts in 2010, Ms. Harker generated $100 million in cash tax savings and refunds and paid down parent company debt of approximately $1 billion. These efforts combined with ongoing cash management activities helped the Company achieve strong financial results and exceed its associated objectives. Ms. Harker also supported numerous portfolio management activities in 2010 including the stock purchase agreement with CIC, and the sale of the Company’s assets in Pakistan, Oman and Qatar.

Under Ms. Harker’s leadership, the Company initiated a stock buyback program and repurchased approximately $99 million of stock in 2010. In addition, Ms. Harker also led amendments to the Company’s senior secured credit facility, increasing the facility from $610 million to $800 million and extending the term through 2015. As part of this amendment, the Company’s first lien debt capacity increased from $1.75 billion to $3 billion, increasing future financial flexibility.

In addition, Ms. Harker continued to deliver timely financial reporting for 14 consecutive quarters, streamlined processes to improve the efficiency around financial close and audit, and continued to further automate the Company’s processes to increase the long-term effectiveness of its financial functions. Under Ms. Harker’s management, the Company has now completed implementation of its financial reporting and cash management systems.

Andres Gluski, Executive Vice President and Chief Operating Officer

In 2010, the Compensation Committee assessed Mr. Gluski’s overall performance relative to his leadership role in: (1) the Company’s initiative to better its safety record; (2) AES’ favorable financial results through the management of our global operations; (3) the successful performance improvement efforts in the Company’s operating businesses; and (4) the expansion of our business platforms and completion of projects under construction in 2010.

Mr. Gluski initiated a multi-year global campaign to advance the Company’s safety practices in 2010. As a result of these efforts, the Company successfully attained year over year improvements in its safety results, specifically in the reduction of Lost Time Incident (“LTI”) Case Rates for employees and contractors working at the operating businesses.

Under Mr. Gluski’s leadership, the Company achieved strong cash flow and operating results in 2010, which surpassed the Company’s goals for subsidiary distributions despite a number of challenging weather related factors, a major earthquake in Chile and adverse trends in commodity pricing. The improved performance of the 660 MW coal-fired Masinloc power plant in the Philippines, strong operating performance in Brazil generation and distribution and robust cash collections in businesses such as the Dominican Republic and Cameroon were key drivers of overall 2010 operational financial results.

The Company’s strong operating results were also supported by the implementation of performance improvement initiatives across its portfolio, including the integration of solid fuel and global sourcing activities and the deployment of an asset management program to improve the efficiency of capital expenditures. Under Mr. Gluski’s leadership, the Company improved its equivalent forced outage (“EFOR”) rate and net capacity factor (“NCF”) at its generation businesses as well as the rate of non-technical losses (“NTL”) and the System Average Interruption Frequency Index (“SAIFI”) at its distribution businesses.

Regarding the Company’s construction program, 777 MW of new thermal and renewable capacity were completed on budget; however the 670 MW coal-fired Maritza construction project in Bulgaria did not achieve commercial operation in 2010 as planned. Under Mr. Gluski’s management, the Company advanced construction on more than 2,000 MW of new power projects to be completed by the end of 2013. Included in this construction pipeline is the 270 MW coal-fired Campiche project in Chile, which resumed construction in 2010 following the successful defense of the project’s environmental and construction permits.

Brian Miller, Executive Vice President, General Counsel and Corporate Secretary

The Compensation Committee assessed the personal performance of Mr. Miller relative to his 2010 objectives. In determining his incentive awards, the Compensation Committee gave consideration to (1) the leadership role Mr. Miller played in effectively managing the Company’s complex and material global legal issues, including dispute resolution efforts; (2) the significant legal support provided for the Company’s financing, growth and portfolio management activities; and (3) his leadership of the Company’s corporate governance, corporate government relations, and ethics and compliance initiatives. In addition, the Compensation Committee also gave consideration to Mr. Miller’s expanded responsibilities, including his new role as co-chair of the Company’s development steering committee.

Under Mr. Miller’s leadership, his team supported the Company’s capital structure initiatives by managing legal matters pertaining to the negotiation and execution of major corporate transactions, including closing of the CIC transaction, refinancing of the Company’s senior secured credit facility, redemption of Second Lien notes, and other subsidiary financings and corporate transactions. In addition, Mr. Miller provided substantial legal support in the sale of assets in the Middle East and the establishment of the Company’s joint venture with Koç in Turkey.

Mr. Miller and his team played leadership and support roles in advancing the Company’s growth and development activities. In his position as co-chair of the Development Steering Committee, Mr. Miller leads the Company’s development efforts in North America, Latin America, Europe and Africa. Mr. Miller is on the Boards of AgCert International Limited, AgCert Canada Holding Limited and AES Solar Energy, Ltd. In addition, Mr. Miller and his team also provided legal support for the development efforts of AES Wind Generation. Under Mr. Miller’s leadership, his team continues to provide legal support for the Company’s projects under construction and other development activities.

The Compensation Committee also considered the fact that the dispute resolution work of Mr. Miller and his team yielded favorable results for the Company.

In addition, the Compensation Committee considered Mr. Miller’s other responsibilities with the Company, in leading matters related to corporate governance, corporate government relations and ethics and compliance.

Andrew Vesey, Executive Vice President and Regional President Latin America & Africa

Mr. Vesey’s performance in 2010 was evaluated by the Compensation Committee relative to his objectives for the year to determine his incentive awards. The Compensation Committee considered Mr. Vesey’s contributions to (1) the overall leadership of the Company’s operations in Latin America and Africa; (2) the resolution of the issues around the 270 MW Campiche construction project in Chile; and (3) the efforts to resolve challenges at the Company’s business in Cameroon, AES Sonel.

In 2010, the Latin America and Africa Region faced a number of pressing issues as a result of weather-related conditions: an earthquake in Chile that impacted the Company’s operations in the country and seriously reduced energy demand, droughts in Colombia and Panama that affected its hydro operations in these countries, and record-setting rains and floods in El Salvador, Brazil and Argentina that affected our distribution businesses. Under Mr. Vesey’s leadership, the Region overcame all of these challenges and recorded strong operational and financial performances, meeting or exceeding the majority of its performance targets.

Mr. Vesey and other Executives also successfully led efforts to regain the approvals and permits needed to recommence construction on AES Gener’s 270 MW coal-fired Campiche project in Chile. Under Mr. Vesey’s management, the Company’s business in Cameroon, AES Sonel, executed a series of agreements with the government and its lenders to facilitate its receipt of financial compensation totaling $22.4 million for differences in tariff levels as anticipated under the AES Sonel’s Concession Agreement for 2010 and 2011, and its final loan disbursement of roughly $80 million.

The following are the targeted percentages of base salary and actual payout as a percentage of targets approved by the Compensation Committee for each NEOs 2010 Performance Incentive Plan award.

Named Executive Officer	Target Performance Award as a % of Base Salary	Actual Performance Award as a % of Target
Paul Hanrahan, CEO	150%	134%
Victoria Harker, EVP & CFO	100%	135%
Andres Gluski, EVP & COO	100%	135%
Brian Miller, EVP & GC	100%	141%
Andrew Vesey, EVP & RP	100%	136%

The threshold, target and maximum pay-out levels for the 2010 Performance Incentive Plan awards granted to the CEO and each NEO are shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table on page 40 of this Proxy Statement. The actual payouts to the CEO and each of the NEOs for 2010 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 38 of this Proxy Statement.

2010 Long Term Compensation Grants

As in previous years, the allocation of LTC components granted in 2010 was based on the Company’s review of market practice and is aligned with the Company’s Stockholder value-oriented philosophy.

The following factors were considered in granting long-term compensation awards to the CEO and NEOs in 2010: (1) 2010 Survey Data detailing the level of equity-based compensation paid to Executives in comparable positions at other comparable companies; (2) overall Company performance; and (3) individual performance and the NEO’s future prospects with the Company. The following awards were made in 2010:

Named Executive Officer	Actual Award as a % of Base Salary	Grant Date Value of Award
Paul Hanrahan, CEO	550%	$5,577,000
Victoria Harker, EVP & CFO	245%	$1,470,000
Andres Gluski, EVP & COO	300%	$2,010,000
Brian Miller, EVP & GC	242%	$1,120,000
Andrew Vesey, EVP & RP	300%	$1,320,000

Information regarding the amounts and values of the 2010 LTC Plan awards is provided in the Summary Compensation Table and the Grants of Plan-Based Awards Table on pages 38 and 40 of this Proxy Statement.

Payout of Awards Maturing at the End of 2010

Performance Units

The PUs granted in 2008 reached maturity at the end of 2010 and will be paid to participants in 2011 based on our CVA performance during the three-year period of 2008-2010. During that period, our performance was above threshold, but below the pre-determined CVA target. Payout of these units is $0.6832 per unit, which is below the initial value of $1.00 per unit. The payout is based on a final 2008 CVA target of $6,363 and final achievement of $5,960. The below target payout reflects the fact that this award is performance-based and at-risk.

The payment of the 2008 PU awards is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 38 of this Proxy Statement. The amount paid to each NEO is set forth in footnote 4 to that table.

Performance Stock Units

The PSUs granted in 2008 did not vest at the end of 2010 because our TSR did not achieve the 40th percentile of the S&P 500 over the 2008-2010 measurement period. As this compensation component is designed to tie directly to our stock price performance over a cumulative period and align with the interests of our Stockholders, the 2008 grants have been forfeited and have no future value. The original grant date value of the PSUs that were forfeited and the earned value for the CEO and each NEO are detailed in the table below.

Named Executive Officers	Original Grant Date Value	Earned Value
Paul Hanrahan, CEO	$1,250,000	$0
Victoria Harker, EVP & CFO	$309,375	$0
Andres Gluski, EVP & COO	$525,000	$0
Brian Miller, EVP & GC	$237,500	$0
Andrew Vesey, EVP & RP	$156,250	$0

Stock Options

SOs granted in previous years to the CEO and NEOs only had value at the end of 2010 to the extent they were issued at an exercise price below our 2010 closing stock price. The majority of our SOs, with the exception of the 2003, 2004 and 2009 grants were underwater as of December 31, 2010, and therefore were valued at $0 as of year-end.

Other Relevant Compensation Elements and Policies

Included:

•	Perquisites and Other Benefits

•	Share Ownership Guidelines

•	Change-in-Control, Employment and Severance Arrangements

–	Vesting of Awards Upon Change-In-Control

–	Change-In-Control Benefits

–	Employment Agreements

–	Severance Plan

•	IRS Section 162(m)

Perquisites and Other Benefits

As detailed in the section titled “Overview of our Compensation Elements” on page 22 of this Proxy Statement, the compensation program does not rely on perquisites to achieve its objectives. We do not provide perquisites to our NEOs except for our CEO who receives a company car and driver. These amounts are included in the All Other Compensation column of the Summary Compensation Table on page 38 of this Proxy Statement. Consistent with the program’s objective to be competitive in the marketplace and to retain talented people such as our NEOs, the Supplemental Retirement Plan and the Restoration Supplemental Retirement Plan are used to restore benefits that are limited under our broad-based retirement plans due to statutory limits imposed by the Code. Additional information regarding the Supplemental Retirement Plan and the Restoration Supplemental Retirement Plan is contained in the “Narrative Disclosure Relating to the Non-qualified Deferred Compensation Table” beginning on page 47 of this Proxy Statement.

Share Ownership Guidelines

Our Board of Directors, based upon our Management’s and Compensation Committee’s recommendations, adopted share ownership guidelines in 2010 that became effective in January 2011. These guidelines promote our objective of increasing Stockholder value by encouraging our Executives to acquire and maintain a meaningful equity stake in the Company.

The guidelines were designed to maintain share ownership at levels high enough to assure our Stockholders of our Executives’ commitment to value creation. Under these guidelines, Executives, including our CEO and each of our NEOs, are expected, over time, to acquire and hold shares of our common stock equal in value to a multiple of their annual salaries. Shares owned directly, shares beneficially acquired under our retirement plans and shares deferred until termination of employment count toward satisfying the guidelines. Unexercised SOs and unvested PSU and RSU awards do not count towards satisfaction of the guidelines. Each Executive is expected not to sell any of his or her shares in the Company until the guidelines have been satisfied. In addition, 67% of any future net shares (net of option exercise price and/or withholding tax) received must be retained and cannot be liquidated until the Executive’s guideline has been met. The current share ownership guidelines for our CEO and NEOs are as follows:

Named Executive Officers	Multiple of Salary
Paul Hanrahan, President & CEO	6x
Victoria Harker, EVP & CFO	3x
Andres Gluski, EVP & COO	4x
Brian Miller, EVP & GC	3x
Andrew Vesey, EVP & RP	3x

Change-in-Control, Employment and Severance Arrangements

Change-In-Control

Under the program, Change-in-Control and severance benefits are provided to our CEO, NEOs and certain other employees. In the case of our CEO and other NEOs, the Compensation Committee believes that these benefits reflect the competitive market place for executive talent and are in line with similar arrangements that other companies have in place with Executives in comparable positions. The Compensation Committee reviewed change-in-control agreements in 2010 as part of its annual review of market practices for executive compensation and determined that the practices we use are consistent with those of other companies practices. In addition, we evaluate the AES Corporation Severance Plan (“Severance Plan”) from time-to-time through the review of general industry data and information included in annual Proxy Statements with respect to Executives in comparable positions. We undertake this review in order to ensure our Severance Plan aligns with general market practice. As a result of our recent review, the Company amended the Severance Plan to clarify that Executives Officers who first become eligible to participate in the Severance Plan beginning on or after December 31, 2009 will not receive excise tax gross-up benefits.

The purposes of these change-in-control arrangements are to:

•

Ensure that the actions and recommendations of our Executives with respect to a possible or actual change-in-control are in the best interests of AES and its Stockholders, and are not influenced by their own personal interests concerning their continued employment status after the Change-in-Control; and

•	Keep NEOs focused on their respective responsibilities to the Company.

Vesting of Awards Upon Change-in-Control

Consistent with the Stockholder-approved LTC Plan, the Compensation Committee determined to retain change-in-control provisions in each of the PU, PSU, SO and RSU award agreements. Upon a change-in-control, the unvested portion of PUs, PSUs, SOs, and RSUs will vest. The purpose of this accelerated vesting is to ensure that we retain our NEOs prior to and through the change-in-control. In both the PU and the PSU agreements, the target number of units granted would become vested upon a Change-in-Control.

Change-in-Control Benefits

The Employment Agreements (“Employment Agreements”) with our CEO, CFO and COO, and our Severance Plan for our NEOs provide that, if it is determined that compensation (including performance-based compensation such as the Performance Incentive Plan or LTC Plan awards) is to be paid by AES to or for a NEO’s benefit, would constitute an “excess parachute payment,” as described within the meaning of Section 280G and Section 4999 of the Code, AES will pay to the disqualified person a gross-up payment, so that the net amount retained by the disqualified person, after deduction of any excise tax imposed under the Code and other taxes, will be equal to the payments or distribution we were required to make. Gross-up payments will not be deductible by AES. We included these gross-up provisions in each of the Employment Agreements and in the Severance Plan after a review of the prevailing market practices. The Compensation Committee determined in 2009 that any new or materially amended Employment Agreements will not include tax gross-up provisions and no new Executive Officers participating in the Severance Plan from December 31, 2009 will have a 280G tax gross-up benefit.

The vesting of PUs, PSUs, SOs, and RSUs, and the ability of the NEOs to exercise or receive payments under these awards are affected by termination of their employment and by a Change-in-Control. These events, and the related payments and benefits are described in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 49 of this Proxy Statement.

Employment Agreements

Our CEO, CFO and COO have Employment Agreements in place that were approved prior to 2010.

Each of the Employment Agreements automatically renews for an additional one-year period on January 1st of each year unless either the Company or the NEO gives a notice of non-renewal at least six months prior to the renewal date. The Employment Agreements provide the NEOs with a base salary that may be increased, but not decreased. The Employment Agreements also permit each NEO to participate in all of our LTC and employee benefit plans on a basis no less favorable than our other Senior Executive Officers.

In addition, the Employment Agreements provide our NEOs with the right to receive certain payments and to continue to receive certain benefits after the termination of their employment. These events and the related payments and benefits are described in “Additional Information Relating to Potential Payments upon Termination of Employment or Change-in-Control” beginning on page 49 of this Proxy Statement.

Severance Plan

The Compensation Committee adopted the Severance Plan in 2006 to define the severance benefits provided to our US-based, non-union employees who have completed one year of service with the Company. The Severance Plan has been subsequently amended from time to time. Our CEO, CFO and COO do not participate in the Severance Plan, as severance benefits are provided for each of them in their Employment Agreements.

The Severance Plan provides the other NEOs, who do not have Employment Agreements with the Company and other eligible employees with severance payments and benefits in the event their employment is involuntarily terminated under certain circumstances. The section titled “Additional Information Relating to Potential Payments upon Termination of Employment or Change-in-Control” can be found beginning on page 49 of this Proxy Statement.

IRS Section 162(m)

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements. For instance, with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our CEO and three other highest paid NEOs). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. While the Compensation Committee generally intends to structure and administer our Stockholder-approved compensation plans so as not to be subject to the deduction limit of Section 162(m) of the Code, the Compensation Committee may from time to time, where it believes it is in the best interests of our Stockholders and to remain competitive in the marketplace for talent, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs. Additionally, if any provision of a plan or award that is intended to be performance-based under Section 162(m) of the Code is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited. Our Performance Incentive Plan and LTC Plan are currently designed to enable us to comply with the tax deductibility requirements under 162(m).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with AES’ Management and, based on this review and discussion, recommended to the Board that it be included in AES’ Proxy Statement and incorporated into AES’ Annual Report on Form 10-K for the year ended December 31, 2010.

The Compensation Committee of the Board of Directors:

Philip A. Odeen, Chair

Samuel W. Bodman, III

Kristina M. Johnson

John A. Koskinen

Risk Assessment

We believe that the general design of our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with our Executives’ roles. The following features of the program illustrate this point:

•

Our program reflects a balanced mix of compensation awards to avoid excessive weight on any one performance measure and is designed to promote stability and growth (1) in the short-term through the payment of an annual incentive award with pre-set targets; (2) in the medium-term through awards which are measured in three-year periods and based on cash generation; and (3) in the long-term, through the payment of equity awards;

•	Our annual incentive plan provides a defined range of payout opportunities ranging from 0-200% of target;

•

Total compensation levels are heavily weighted on long-term equity-based incentive awards with three-year service-based vesting schedules and, in the case of PSUs and PUs, cumulative long-term performance goals;

•

We have implemented share ownership guidelines that were adopted in 2010 and became effective in January 2011 so that our Executives’ personal wealth is tied to the long-term success of the Company; and

•	The Compensation Committee retains discretion to adjust or modify compensation based on the Company’s and its Executives’ performance.

During 2010, with the assistance of its independent advisor, the Compensation Committee analyzed all of the Company’s compensation programs from a risk perspective. In that review, Meridian identified several risk mitigators such as:

•	Good balance of fixed and variable pay opportunities;

•	Capped incentive plans;

•	Multiple incentive measures that compete with each other;

•	Performance measured at the business unit or corporate level;

•	Mix of measurement time periods;

•	Allowable Compensation Committee discretion and significant Compensation Committee oversight of incentive plans, especially in the annual performance incentive plan; and

•	Oversight provided by non-participants in the plans, including audit of plan results and Board approval of goals.

We added additional risk mitigators by implementing share ownership guidelines in early 2011 and adjusting the Officer LTC program for 2011 to better align with our Stockholders’ interests. We believe these mitigators help to ensure that our compensation program encourages appropriate risk-taking while mitigating potential damage to the Company.

Because of the presence of the risk mitigators identified above and the design of our compensation program, we believe that the risks arising from our employee compensation program is not reasonably likely to have a material adverse effect upon AES.

Summary Compensation Table (2010, 2009 and 2008)*

The following Summary Compensation Table contains information concerning the compensation we provided in 2010 to Paul Hanrahan, our CEO, Victoria Harker, our CFO, and our next three most highly compensated Executive officers for 2010. Collectively, these individuals are our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul Hanrahan,	2010	$1,115,400	$1,324,418	$1,242,593	$3,950,000	$236,309	$7,868,720
CEO	2009	$1,014,000	$1,503,443	$2,048,131	$4,031,500	$215,416	$8,812,490
	2008	$999,000	$1,075,005	$1,041,670	$4,063,800	$237,083	$7,416,558

Victoria Harker,	2010	$615,000	$349,090	$327,528	$1,252,830	$117,100	$2,661,548
EVP & CFO	2009	$600,000	$373,127	$508,307	$1,208,850	$103,800	$2,794,084
	2008	$585,000	$266,061	$257,813	$1,322,844	$106,628	$2,538,346

Andres Gluski,	2010	$720,000	$477,332	$447,843	$1,689,160	$126,850	$3,461,185
EVP & COO	2009	$670,000	$572,125	$779,402	$1,521,070	$121,550	$3,664,147
	2008	$660,000	$451,501	$437,504	$1,407,956	$99,292	$3,056,253

Brian Miller,	2010	$515,000	$265,983	$249,545	$1,053,120	$91,690	$2,175,338
EVP, General Counsel & Corporate Secretary	2009	$463,000	$248,751	$338,868	$955,436	$82,069	$2,088,124
	2008	$456,300	$204,248	$197,913	$1,038,638	$84,170	$1,981,269

Andrew Vesey,	2010	$500,000	$313,478	$294,107	$892,900	$79,200	$2,079,685
EVP & President, Latin America & Africa

*	Table excludes the Bonus column, which is not applicable.

NOTES:

(1)	The base salary earned by each NEO during fiscal years 2010, 2009 and 2008.
(2)	Aggregate grant date fair value of PSUs granted in the year which are computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The aggregate grant date fair value takes into account the market condition (as defined under FASB ASC Topic 718) for vesting (relative TSR) but disregards any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the evaluation may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in our Annual Report on Form 10-K (footnote 16) for the year ended December 31, 2010 (“AES’ Form 10-K”) which also includes information for 2008 and 2009. The value reported for 2008 has been updated from the 2010 Proxy Statement to eliminate the impact of assumed forfeiture rates in estimating the Fair Market Value.

Based on the share price at grant and assuming the maximum performance conditions are achieved, the maximum value of the PSUs granted in fiscal year 2010 and payable following completion of the 2010-2012 performance period are shown below.

	Maximum Value of Performance Stock Units Granted in FY10 (payable after completion of 2010-2012 performance period)
Name	#	$ (Based on Grant Price)
Paul Hanrahan	171,705	$2,091,367
Victoria Harker	45,258	$551,242
Andres Gluski	61,884	$753,747
Brian Miller	34,484	$420,015
Andrew Vesey	40,641	$495,007

(3)	Aggregate grant date fair value of SOs granted in the year which are computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value disregards any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the evaluation may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K (footnote 16) for the year ending December 31, 2010 which also includes information for 2008 and 2009. The value reported for 2008 has been updated from the 2010 Proxy Statement to eliminate the impact of assumed forfeiture rates in estimating the Fair Market Value.
(4)	The value of all non-equity incentive plan awards earned during the 2010 fiscal year and paid during the first quarter of 2011, which includes awards earned under our Performance Incentive Plan (our annual incentive plan) and awards earned for the three-year performance period ending December 31, 2010 for our cash-based Performance Units granted under our LTC Plan. The following chart shows the breakdown of awards under these two plans for each NEO.

Name	2010 Annual Incentive Plan Award	2008-2010 Performance Unit Award
Paul Hanrahan	$2,242,000	$1,708,000
Victoria Harker	$830,100	$422,730
Andres Gluski	$971,800	$717,360
Brian Miller	$728,600	$324,520
Andrew Vesey	$679,400	$213,500

(5)	Company contributions to Qualified and Non-qualified Defined Contribution Retirement Plans, which includes $31,850 for each NEO attributable to qualified plan company contributions, with the remainder attributable to non-qualified plans in each case other than Mr. Hanrahan, as noted immediately below.

Name	AES Contributions to Qualified and Nonqualified Defined Contribution Plans
Paul Hanrahan	$219,630
Victoria Harker	$117,100
Andres Gluski	$126,850
Brian Miller	$91,690
Andrew Vesey	$79,200

In the case of Mr. Hanrahan, this includes an amount related to his annual automobile and driver perquisite. In fiscal year 2010, the annual automobile and driver perquisite provided to Mr. Hanrahan had a value of $16,679 based on our incremental cost to provide the automobile. The incremental cost of Mr. Hanrahan’s personal use of the automobile and driver is calculated as a portion of the cost of the annual lease and driver attributable to his personal use.

Grants of Plan-Based Awards (2010)*

The following table contains information concerning the awards granted to each of our NEOs in 2010 under our various compensation plans.

Name	Grant Date	# of Units	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul Hanrahan			$836,550	$1,673,100	$3,346,200
	19-Feb-10	2,788,500	$1,394,250	$2,788,500	$5,577,000
	19-Feb-10					57,235	114,470	171,705			$1,324,418
	19-Feb-10								244,605	$12.18	$1,242,593
Victoria Harker			$307,500	$615,000	$1,230,000
	19-Feb-10	735,000	$367,500	$735,000	$1,470,000
	19-Feb-10					15,086	30,172	45,258			$349,090
	19-Feb-10								64,474	$12.18	$327,528
Andres Gluski			$360,000	$720,000	$1,440,000
	19-Feb-10	1,005,000	$502,500	$1,005,000	$2,010,000
	19-Feb-10					20,628	41,256	61,884			$477,332
	19-Feb-10								88,158	$12.18	$447,843
Brian Miller			$257,500	$515,000	$1,030,000
	19-Feb-10	560,000	$280,000	$560,000	$1,120,000
	19-Feb-10					11,495	22,989	34,484			$265,983
	19-Feb-10								49,123	$12.18	$249,545
Andrew Vesey			$250,000	$500,000	$1,000,000
	19-Feb-10	660,000	$330,000	$660,000	$1,320,000
	19-Feb-10					13,547	27,094	40,641			$313,478
	19-Feb-10								57,895	$12.18	$294,107

*	Table excludes the All Other Stock Awards: Number of Shares of Stock or Units column, which is not applicable.

NOTES:

(1)	Each NEO received two types of non-equity incentive plan awards in 2010: awards under the Performance Incentive Plan (our annual incentive plan) and PUs awarded under our LTC Plan. The first row of data for each NEO shows the threshold, target and maximum award under the Performance Incentive Plan and the second row shows the threshold, target and maximum award under the awarded PUs.

For the Performance Incentive Plan, the threshold award is 50% of the target award, and the maximum award is 200% of the target award. The extent to which awards are payable depends upon AES’ performance against goals established in the first quarter of the fiscal year. This award will be paid in the first quarter of 2011.

For the PUs granted under our LTC Plan, the threshold, target and maximum amounts represent the number of units granted multiplied by the value per unit. The threshold, target and maximum value per unit is $0.50, $1.00 and $2.00, respectively.

(2)	Each NEO received PSUs under the LTC Plan on February 19, 2010 which vest based on two conditions, one of which is a market-based performance condition and another which is time-based. The market-based condition is based on our TSR as compared to the cumulative total return of the S&P 500 for the three-year period ending December 31, 2012 (as more fully described in the Compensation Discussion and Analysis). The threshold award is 50% of the target award and the maximum award is 150% of the target award. The service-based condition provides that one-third of the PSUs become eligible for vesting (but only when and to the extent the market conditions are met) on each of the first three anniversaries of the grant. If the threshold performance condition is not achieved, all shares will be forfeited. Upon vesting, settlement of PSUs is automatically deferred for a two-year period.

(3)	The SOs were granted under the LTC Plan.

(4)	Aggregate grant date fair value of PSUs and SOs granted in fiscal year 2010 (computed in accordance with FASB ASC Topic 718). The aggregate grant date fair value for the PSUs takes into account the market conditions (as defined under FASB ASC Topic 718) for vesting (relative TSR) and the aggregate grant date fair value for both the PSUs and SOs disregards any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuations may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K (footnote 16) for the year ended December 31, 2010.

Based on the share price at grant and assuming the maximum performance conditions are achieved, the maximum value of the PSUs granted in fiscal year 2010 and payable following completion of the 2010-2012 performance period are shown below.

	Maximum Value of Performance Stock Units Granted in FY10 (payable after completion of 2010-2012 performance period)
Name	#	$ (Based on Grant Price)
Paul Hanrahan	171,705	$2,091,367
Victoria Harker	45,258	$551,242
Andres Gluski	61,884	$753,747
Brian Miller	34,484	$420,015
Andrew Vesey	40,641	$495,007

Narrative Disclosure Relating to the Summary Compensation Table and the Grant of Plan-Based Awards Table

Employment Agreements

We have individual Employment Agreements with our CEO, CFO and COO, the terms and conditions of which are detailed on page 36 and in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 53 of this Proxy Statement. The amount set forth for each of these NEOs in the “Salary” column of the Summary Compensation Table was paid to him or her under the terms of his or her Employment Agreement.

Each of the Employment Agreements provides the NEOs with a base salary that may be increased, but not decreased. Under the terms of the Employment Agreements, Mr. Hanrahan is eligible for an annual bonus with a target of 150% of his base salary, Mr. Gluski is eligible for an annual bonus with a target of 100% of his base salary, and Ms. Harker is eligible for an annual bonus with a target of 100% of her base salary. The annual bonus amounts are to be paid based on achievement of company performance goals and/or other conditions that are established by the Compensation Committee and which are generally applicable to other Senior Executive Officers. The Employment Agreements also provide each NEO with the right to participate in all of our long-term compensation and employee benefit plans on a basis no less favorable than our other Senior Executive Officers.

Incentive Compensation Plans Applicable for All NEOs

Performance Incentive Plan

In early 2011, we expect to make cash payments to each of the NEOs under the Performance Incentive Plan for performance during 2010. The amount paid to each NEO is included in the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for such NEO and is identified in footnote four (4) to that table. A description of the Performance Incentive Plan and awards made thereunder is set forth in “Compensation Discussion and Analysis” beginning on page 29 of this Proxy Statement.

2003 Long Term Compensation Plan

The Summary Compensation Table and Grants of Plan-Based Awards table include amounts relating to PUs, PSUs, RSUs and SOs granted under the LTC Plan.

Performance Units

The amount reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for each NEO includes PU plan payouts for the three-year performance period ending on the last day of the fiscal year. For the amount paid to each NEO with respect to the 2008-2010 performance period, refer to Footnote four (4) of the Summary Compensation Table. The CVA metric is described in detail in “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement.

Performance Stock Units

The amount reported in the “Stock Awards” column of the Summary Compensation Table for each NEO is based upon the aggregate grant date fair value of PSUs held by the NEOs, granted in the applicable year, which are computed in accordance with FASB ASC Topic 718. For a description of the terms of PSUs awards, see “Compensation Discussion and Analysis” on page 25 of this Proxy Statement.

Stock Options

The amount reported in the “Option Awards” column of the Summary Compensation Table for each NEO is based upon the aggregate grant date fair value of SOs granted in the applicable year, which are computed in accordance with FASB ASC Topic 718. For a description of the terms of the SO awards, see “Compensation Discussion and Analysis” on page 26 of this Proxy Statement.

Effect of Termination of Employment or Change-in-Control

The vesting of PUs, PSUs, RSUs and SOs and the ability of the NEOs to exercise or receive payments under those awards are affected by the termination of their employment and by a change-in-control. These events and the related payments and benefits are described in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 53 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End (2010)*

The following table contains information concerning all unexercised options and stock awards granted to the NEOs which have not vested and which were outstanding on December 31, 2010.

	Option Awards					Stock Awards**
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (day / mo / year)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Hanrahan	48,571			$55.61	31-Jan-11	169,828	(4)	$2,068,505
	304,823			$13.19	25-Oct-11
	643,648			$2.83	12-Feb-13
	87,770			$2.83	01-May-13
	168,666			$8.97	04-Feb-14
	97,997			$16.81	25-Feb-15
	152,672			$17.58	24-Feb-16
	135,202			$22.28	23-Feb-17
	90,777	(1)	45,389	$18.87	22-Feb-18
	167,331	(2)	334,662	$6.71	20-Feb-19
	0	(3)	244,605	$12.18	19-Feb-20

Victoria Harker	23,340			$17.62	23-Jan-16	43,030	(4)	$524,105
	27,655			$22.28	23-Feb-17
	22,467	(1)	11,234	$18.87	22-Feb-18
	0	(2)	83,057	$6.71	20-Feb-19
	0	(3)	64,474	$12.18	19-Feb-20

Andres Gluski	7,143			$55.61	31-Jan-11	63,475	(4)	$773,126
	30,696			$13.19	25-Oct-11
	22,489			$8.97	04-Feb-14
	13,066			$16.81	25-Feb-15
	40,553			$17.58	24-Feb-16
	42,404			$22.28	23-Feb-17
	38,126	(1)	19,064	$18.87	22-Feb-18
	63,676	(2)	127,354	$6.71	20-Feb-19
	0	(3)	88,158	$12.18	19-Feb-20

Brian Miller	2,618			$34.49	21-Aug-11	30,124	(4)	$366,910
	17,760			$13.19	25-Oct-11
	12,369			$8.97	04-Feb-14
	7,186			$16.81	25-Feb-15
	27,036			$17.58	24-Feb-16
	22,861			$22.28	23-Feb-17
	17,247	(1)	8,624	$18.87	22-Feb-18
	27,685	(2)	55,371	$6.71	20-Feb-19
	0	(3)	49,123	$12.18	19-Feb-20

	Option Awards					Stock Awards**
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (day / mo / year)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew Vesey	1,456			$11.54	03-Nov-14	32,176	(4)	$391,904
	490			$11.54	03-Nov-14
	5,082			$16.81	25-Feb-15
	11,132			$17.58	24-Feb-16
	8,850			$22.28	23-Feb-17
	11,347	(1)	5,674	$18.87	22-Feb-18
	27,685	(2)	55,371	$6.71	20-Feb-19
	0	(3)	57,895	$12.18	19-Feb-20

*	Table excludes the following columns which are not applicable based on award types currently outstanding: Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned SOs; Number of Shares or Units That Have Not Vested; Market Value of Shares or Units That Have Not Vested.
**	Closing price on the last day of the fiscal year (December 31, 2010) was $12.18.

NOTES:

(1)	SO grants made on February 22, 2008 vests in three equal installments on the following dates: February 22, 2009, February 22, 2010 and February 22, 2011.
(2)	SO grants made on February 20, 2009 vests in three equal installments on the following dates: February 20, 2010, February 20, 2011 and February 20, 2012.
(3)	SO grants made on February 19, 2010 vests in three equal installments on the following dates: February 19, 2011, February 19, 2012 and February 19, 2013.
(4)	PSUs granted to each NEO on February 20, 2009 and February 19, 2010. For both awards, the PSUs vest based on two conditions, one of which is performance-based and another which is time-based. The performance-based condition is based on TSR as compared to the cumulative total return of the S&P 500 for the three-year period ending December 31, 2011 and December 31, 2012, respectively. The service-based condition provides that one-third of the PSUs become eligible for vesting (but only when and to the extent the performance conditions are met) on each of the first three anniversaries of the grant. As of December 31, 2010, the entire February 20, 2009 grant and February 19, 2010 grant are unvested and therefore are included in this column. Based on AES’ performance through the end of fiscal year 2010 relative to the performance criteria, the threshold number of PSUs granted in 2009 and 2010 are included above.

Option Exercises and Stock Vested (2010)

The following table contains information concerning each exercise of SOs in 2010 and the vesting of our NEOs’ PSU and RSU awards during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)
Paul Hanrahan	0	$0	0		$0
Victoria Harker	41,528	$202,991	7,481	(2)	$88,051
Andres Gluski	0	$0	14,961	(2)	$176,091
Brian Miller	0	$0	7,481	(2)	$88,051
Andrew Vesey	0	$0	0		$0

NOTES:

(1)	The 2008 PSU grant vests based on two conditions. The first is based on our TSR for the three-year period ending December 31, 2010. Assuming the first condition is met, the PSUs vest in three equal annual installments beginning one year from grant. The TSR performance condition for the 2008 PSU grant was not met, and therefore, these PSUs were forfeited as of December 31, 2010.
(2)	Ms. Harker, Mr. Gluski and Mr. Miller received a special RSU grant on February 23, 2007, which vests ratably over three years. The final one third of the units originally granted became vested on February 23, 2010.

Non-qualified Deferred Compensation (2010)

The following table contains information for the NEOs for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)		Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)

Paul Hanrahan	$212,685	$187,780		$37,515	$1,006,331	$2,455,419
Victoria Harker	$118,801	$85,250		$87,456	$0	$1,292,933
Andres Gluski	$729,641	$95,000		$27,989	$134,171	$1,808,352
Brian Miller	$243,051	$59,840	-$	59,406	$73,804	$926,999
Andrew Vesey	$25,000	$47,350		$2,869	$71,152	$166,235

NOTES:

(1)	Amounts in this column represent contributions to the Restoration Supplemental Retirement Plan and the mandatory deferral of RSUs that vested in 2010 in the case of Ms. Harker, Mr. Gluski and Mr. Miller. The following is a breakdown of amounts reported in this column:

Name	Executive Contributions to Restoration Supplemental Retirement Plan	Mandatory Deferral of Restricted Stock Units (from Special 2007 Grant) Vesting on February 23, 2010
Paul Hanrahan	$212,685	$0
Victoria Harker	$30,750	$88,051
Andres Gluski	$553,550	$176,091
Brian Miller	$155,000	$88,051
Andrew Vesey	$25,000	$0

(2)	Amounts in this column represent the Company’s contributions to the Restoration Supplemental Retirement Plan. The amount reported in this column and the Company’s additional contributions to the 401K Plan are included in the amounts reported in the 2010 row of the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column represent investment earnings under the Restoration Supplemental Retirement Plan, investment earnings under the Supplemental Retirement Plan (for Mr. Hanrahan), and earnings on deferred RSUs. A breakdown of amounts reported in this column is as follows:

Name	Investment Earnings Under Restoration Supplemental Retirement Plan		Investment Earnings Under Supplemental Retirement Plan		Earnings on Deferred Performance Stock Units and Restricted Stock Units
Paul Hanrahan		$70,546	-$	33,031		$0
Victoria Harker		$101,295		$0	-$	13,839
Andres Gluski		$55,667		$0	-$	27,678
Brian Miller	-$	45,567		$0	-$	13,839
Andrew Vesey		$2,869		$0		$0

(4)

Amounts in this column represent the value of PSUs released from the mandatory deferral period as of January 1, 2010 (based on the closing share price of $13.67 on the first trading day of 2010, January 4th).

(5)	Amounts in this column represent the balance of amounts in the Restoration Supplemental Retirement Plan, the Supplemental Retirement Plan and the mandatory deferral of RSUs. A breakdown of amounts reported in this column is as follows:

Name	Restoration Supplemental Retirement Plan Account Balance	Supplemental Retirement Plan Account Balance	Fair Market Value of Deferred Restricted Stock Units

Paul Hanrahan	$2,099,385	$356,034	$0
Victoria Harker	$1,019,590	$0	$273,344
Andres Gluski	$1,261,677	$0	$546,675
Brian Miller	$653,656	$0	$273,344
Andrew Vesey	$166,235	$0	$0

The Company contributions under the Restoration Supplemental Retirement Plan are included in the 2008, 2009 and 2010 rows of the “All Other Compensation” column of the Summary Compensation Table in the amounts of $184,953 (2008), $169,260 (2009) and $187,780 (2010) for Mr. Hanrahan, $76,878 (2008), $73,150 (2009) and $85,250 (2010) for Ms. Harker, $79,375 (2008), $90,900 (2009) and $95,000 (2010) for Mr. Gluski, $54,420 (2008), $51,419 (2009) and $59,840 (2010) for Mr. Miller and $47,350 (2010) for Mr. Vesey (Mr. Vesey was not a NEO in the 2009 or 2010 Proxy Statements).

Narrative Disclosure Relating to the Non-qualified Deferred Compensation Table

The AES Corporation Restoration Supplemental Retirement Plan

The Code places statutory limits on the amount that participants, such as our NEOs can contribute to The AES Corporation Retirement Savings Plan (the “401K Plan”). As a result of these regulations, matching contributions to the 401K Plan accounts of our NEOs in fiscal year 2010 were limited. To address the fact that participant and Company contributions are restricted by the statutory limits imposed by the Code, our NEOs and other highly compensated employees can participate in The AES Corporation Restoration Supplemental Retirement Plan, which is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

Under the 401K Plan, eligible employees, including our NEOs, can elect to defer a portion of their compensation into the 401K Plan, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 402(g) and 401(a)(17) of the Code. The Company matches, dollar-for-dollar, the first five percent of compensation that an individual contributes to the 401K Plan. In addition, individuals who participate in the Restoration Supplemental Retirement Plan may defer up to 50% of their compensation (excluding bonuses) and up to 80% of their annual bonus under the Restoration Supplemental Retirement Plan. The Company provides a matching contribution to the Restoration Supplemental Retirement Plan for individuals who actively defer and who are also subject to the statutory limits as described above.

On an annual basis, we may choose to make a discretionary retirement savings contribution (a “profit sharing contribution”) to all eligible participants in the 401K Plan. The profit sharing contribution, made in the form of our common stock, is provided to individuals at a percentage of their compensation, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 401(a)(17) and 415 of the Code.

Eligible individuals participating in the Restoration Supplemental Retirement Plan also receive a supplemental profit sharing contribution. The amount of the supplemental profit sharing contribution is equal to the difference between the profit sharing contribution provided by the Company under the 401K Plan and the profit sharing contribution that would have been made by the Company under the 401K Plan if no Code limits applied.

Participants in the Restoration Supplemental Retirement Plan may designate up to four (4) separate deferral accounts, each of which may have a different distribution date and a different distribution option. A participant may elect to have distributions made in a lump sum payment or annually over a period of two (2) to fifteen (15) years. All distributions are made in cash.

Individuals have the ability to select from a list of hypothetical investments, which currently includes an AES stock hypothetical investment option. The investment options are functionally equivalent to the investments made available to all participants in the 401K Plan. Individuals may change their hypothetical investments within the time periods that are permitted by the Compensation Committee, provided that they are entitled to change such designations at least quarterly.

Earnings or losses are credited to the deferral accounts by the amount that would have been earned or lost if the amounts were actually invested.

Individual Restoration Supplemental Retirement Plan account balances are always 100% vested.

The AES Corporation Supplemental Retirement Plan

The Supplemental Retirement Plan is a plan that was established to provide deferred compensation for select managers and highly compensated employees. Under the terms of the Supplemental Retirement Plan, once a participant made the maximum allowable contribution to the 401K Plan under the Code, the participant could defer compensation under the Supplemental Retirement Plan. The Company made an annual credit to the participant’s deferral account in an amount equal to the maximum percentage of compensation for matching awards permitted under the 401K Plan.

The Supplemental Retirement Plan also provided for the deferral of a portion of the profit sharing contribution. The amount of the deferral under the Supplemental Retirement Plan was based on the difference between the profit sharing contribution made to the employee’s 401K Plan and the profit sharing contribution that would have been made under the 401K Plan if no Code limits applied and certain other requirements were met.

The amounts deferred under the Supplemental Retirement Plan are deemed to be invested in accordance with the investment policy established from time to time by the Human Resources Committee administering the 401K Plan.

The deferred amounts can be withdrawn in any manner permitted by the 401K Plan as elected by the participant prior to the termination of a participant’s employment and otherwise upon the termination of the participant’s employment.

The Supplemental Retirement Plan was amended in 2004 to preclude the addition of new participants and additional deferrals after December 31, 2004.

Performance Stock Units and Restricted Stock Units

Under the terms of our LTC Plan for 2010, the shares underlying PSU and RSU awards are not issued until two years after they have vested. A description of the terms of the PSUs and RSUs is contained in “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement and “Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table” beginning on page 41 of this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

The following tables contain information concerning the estimated payments to be made to each of the NEOs in connection with a termination of employment or a change-in-control. The amounts assume that a termination or Change-in-Control event occurred on December 31, 2010, and, where applicable, uses the closing price of our common stock of $12.18 (as reported on the NYSE as of December 31, 2010).

Paul Hanrahan

Component	Voluntary w/o Good Reason or For Cause	Without Cause/ Good Reason	Change in Control	Death	Disability
Cash Severance(2)	$0	$5,577,000	$8,365,500	$0	$0

Cash LTIP Award (Performance Units)	$0	$0	$5,810,500	$5,810,500	$5,810,500

Equity
Performance Stock Units	$0	$0	$4,137,010	$4,137,010	$4,137,010
Unexercisable Options	$0	$1,830,601	$1,830,601	$1,830,601	$1,830,601
Total	$0	$1,830,601	$5,967,611	$5,967,611	$5,967,611

Other Benefits
Health & Welfare Continuation(3)	$0	$20,000	$30,000	$0	$0
Life Insurance Premiums/Benefits(3,4)	$0	$13,400	$20,100	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	—	(5)
Outplacement Assistance(6)	$0	$0	$0	$0	$0
Perquisites	$0	$33,358	$50,037	$0	$0
Tax Gross Up(7)	$0	$0	$0	$0	$0
Total	$0	$66,758	$100,137	$250,000	$0
Total	$0	$7,474,359	$20,243,748	$12,028,111	$11,778,111

Victoria Harker

Component	Voluntary w/o Good Reason or For Cause	Without Cause/ Good Reason	Change in Control	Death	Disability
Cash Severance(2)	$0	$1,230,000	$2,460,000	$0	$0

Cash LTIP Award (Performance Units)	$0	$0	$1,485,000	$1,485,000	$1,485,000

Equity
Performance Stock Units	$0	$0	$1,048,199	$1,048,199	$1,048,199
Unexercisable Options	$0	$0	$454,322	$454,322	$454,322
Total	$0	$0	$1,502,521	$1,502,521	$1,502,521

Other Benefits
Health & Welfare Continuation(3)	$0	$10,000	$10,000	$0	$0
Life Insurance Premiums/Benefits(3,4)	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	—	(5)
Outplacement Assistance(6)	$0	$0	$0	$0	$0
Perquisites	$0	$0	$0	$0	$0
Tax Gross Up(7)	$0	$0	$2,118,773	$0	$0
Total	$0	$10,000	$2,128,773	$250,000	$0
Total	$0	$1,240,000	$7,576,294	$3,237,521	$2,987,521

Andres Gluski

Component	Voluntary w/o Good Reason or For Cause	Without Cause/ Good Reason	Change in Control	Death	Disability
Cash Severance(2)	$0	$1,440,000	$2,880,000	$0	$0

Cash LTIP Award (Performance Units)	$0	$0	$2,155,000	$2,155,000	$2,155,000

Equity
Performance Stock Units	$0	$0	$1,546,239	$1,546,239	$1,546,239
Unexercisable Options	$0	$0	$696,626	$696,626	$696,626
Total	$0	$0	$2,242,865	$2,242,865	$2,242,865

Other Benefits
Health & Welfare Continuation(3)	$0	$10,000	$10,000	$0	$0
Life Insurance Premiums/Benefits(3,4)	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	—	(5)
Outplacement Assistance(6)	$0	$0	$0	$0	$0
Perquisites	$0	$0	$0	$0	$0
Tax Gross Up(7)	$0	$0	$2,939,317	$0	$0
Total	$0	$10,000	$2,949,317	$250,000	$0
Total	$0	$1,450,000	$10,227,182	$4,647,865	$4,397,865

Brian Miller

Component	Voluntary w/o Good Reason or For Cause	Without Cause/ Good Reason	Change in Control	Death	Disability
Cash Severance(2)	$0	$1,030,000	$2,060,000	$0	$0

Cash LTIP Award (Performance Units)	$0	$0	$1,060,000	$1,060,000	$1,060,000

Equity
Performance Stock Units	$0	$0	$733,808	$733,808	$733,808
Unexercisable Options	$0	$0	$302,879	$302,879	$302,879
Total	$0	$0	$1,036,687	$1,036,687	$1,036,687

Other Benefits
Health & Welfare Continuation(3)	$0	$10,000	$15,000	$0	$0
Life Insurance Premiums/Benefits(3,4)	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	—	(5)
Outplacement Assistance(6)	$0	$20,000	$20,000	$0	$0
Perquisites	$0	$0	$0	$0	$0
Tax Gross Up(7)	$0	$0	$1,502,125	$0	$0
Total	$0	$30,000	$1,537,125	$250,000	$0
Total	$0	$1,060,000	$5,693,812	$2,346,687	$2,096,687

Andrew Vesey

Component	Voluntary w/o Good Reason or For Cause	Without Cause/ Good Reason	Change in Control	Death	Disability
Cash Severance(2)	$0	$1,000,000	$2,000,000	$0	$0

Cash LTIP Award (Performance Units)	$0	$0	$1,160,000	$1,160,000	$1,160,000

Equity
Performance Stock Units	$0	$0	$783,807	$783,807	$783,807
Unexercisable Options	$0	$0	$302,879	$302,879	$302,879
Total	$0	$0	$1,086,686	$1,086,686	$1,086,686

Other Benefits
Health & Welfare Continuation(3)	$0	$10,000	$15,000	$0	$0
Life Insurance Premiums/Benefits(3,4)	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	—	(5)
Outplacement Assistance(6)	$0	$20,000	$20,000	$0	$0
Perquisites	$0	$0	$0	$0	$0
Tax Gross Up(7)	$0	$0	$1,835,695	$0	$0
Total	$0	$30,000	$1,870,695	$250,000	$0
Total	$0	$1,030,000	$6,117,381	$2,496,686	$2,246,686

NOTES:

(1)	For the aggregate number of vested and unvested SOs and unvested PSUs outstanding as of December 31, 2010, see the Outstanding Equity Awards at Fiscal Year-End Table. For information regarding the aggregate amount of our NEOs’ vested benefits under our non-qualified deferred compensation plans, see the Non-qualified Deferred Compensation table.
(2)	Upon termination without cause/with good reason, termination following a Change-in-Control, and in the cases of Mr. Hanrahan, Ms. Harker and Mr. Gluski, termination due to death or disability, a pro-rata bonus to the extent earned would be payable. Pro-rata bonus amounts are not included in the above tables because as of December 31, 2010, the service and performance conditions under AES’ 2010 annual incentive plan would not have been satisfied.
(3)	Upon termination without cause/with good reason and termination following a Change-in-Control, the NEO may receive continued medical, dental and hospitalization insurance coverage and also, in the case of Mr. Hanrahan, continued life insurance coverage. The value of the continued medical, dental and hospitalization benefits is estimated at $10,000 per year of continuation. The value of Mr. Hanrahan’s life insurance premium is $6,700 per year of continuation assuming individual policy rates.
(4)	Basic life insurance is provided to all employees; the maximum benefit amount is $250,000. Accidental Death and Dismemberment (“AD&D”) insurance is provided to all employees in addition to basic life insurance. The AD&D benefit amount is equal to the basic life benefit amount; this benefit is not included in the termination tables. Additional optional life insurance is also available to all employees up to a maximum total benefit amount of $500,000. Employees are responsible for the cost of additional life insurance premiums, should they choose to elect this optional coverage; therefore, any additional life insurance benefits above the basic benefit are not included in the termination tables.
(5)

AES provides long-term disability benefits to all employees. Should a long-term disability occur, this plan would provide an employee with a monthly benefit of 66 2/3% of base pay up to a maximum of $10,000 per month.

(6)	Under the Severance Plan, Mr. Miller and Mr. Vesey are eligible for outplacement benefits which may be provided upon termination without cause/with good reason and upon termination following a Change-in-Control. In such cases where the agreements do not specify the amount payable, the value is assumed to be less than $10,000 per year.

(7)	This calculation is an estimate for Proxy Statement disclosure only. Payments on an actual Change-in-Control may differ based on factors such as transaction price, timing of employment termination and payments, and changes in compensation. In computing the excise tax gross-up, we valued all payments and benefits in accordance with Code Section 280G. Key assumptions included in the gross-up calculation include: (i) highest marginal federal, Virginia state and Medicare tax rates of 35%, 5.75% and 1.45% respectively (the state tax rates for Executives residing in the District of Columbia, Maryland and New York are 8.50%, 6.25% and 6.85%, respectively) apply; and (ii) present value calculations were determined using 120% of the December 2010 semi-annual applicable federal rate—the short-term rate of 0.38% applies as all payments and benefits would accelerate three years or less upon change-in-control and/or termination.

Additional Information Relating to Potential Payments Upon

Termination of Employment or Change-in-Control

The following narrative outlining our compensatory arrangements with our NEOs is in addition to other summaries of their terms found in “Compensation Discussion and Analysis” beginning on page 34 of this Proxy Statement, “Narrative Disclosure Relating to the Summary Compensation Table and the Grant of Plan-Based Awards Table” beginning on page 40 of this Proxy Statement, and “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” beginning on page 47 of this Proxy Statement.

Payments Upon Termination of Employment or Change-in-Control for Individuals with Employment Agreements

The payments detailed below relate to our CEO, CFO and COO, each of whom currently have Employment Agreements.

Payments Upon Termination Due to Long Term Disability

In the event of termination of employment due to disability, the NEOs are entitled to receive the following payments:

•	Disability benefits under our long-term disability program in effect at the time;

•	Base salary through the end of the month preceding the month in which disability benefits become payable; and

•	A pro-rata portion of the NEOs annual bonus to the extent earned, based upon the number of days the NEO was employed during the year.

Payments Upon Termination Due to Death

In the event of termination of employment due to death, the NEOs legal representative is entitled to receive the following:

•	NEOs base salary through the termination date and the pro-rata bonus.

Payments Upon Termination for Cause or Without Good Reason

In the event that we terminate the NEOs employment for “Cause” or the NEO resigns without “Good Reason”, the NEO is only entitled to receive the following payments:

•	His or her base salary through the termination date.

Payments Upon Termination for Good Reason or Without Cause

If the NEO terminates his or her employment for “Good Reason” or if we terminate the NEOs employment without Cause, the NEO is entitled to receive the following:

•	His or her base salary through the termination date, the pro-rata bonus, and an additional lump sum payment (a “Severance Payment”).

•	The Severance Payment for Mr. Hanrahan is equal to two times the sum of his base salary and target bonus for the year in which the termination of his employment occurs.

•	The Severance Payment for Ms. Harker and Mr. Gluski is the sum of base salary and target bonus for the year in which the termination of employment occurs.

•

Each NEO is entitled to continued participation in all medical, dental, and hospitalization programs the NEO was participating in at the time of termination. In the case of Mr. Hanrahan, these programs include the continuation of life insurance coverage as well as participation in (or a payment equivalent in value to) other welfare, fringe benefits and perquisite programs. Such benefits will continue for a period of 24 months for Mr. Hanrahan, and for a period of 12 months for Ms. Harker and Mr. Gluski.

•

If termination of Mr. Hanrahan’s employment occurs under the circumstances described in this paragraph, each SO held by him will remain outstanding and will continue to vest for a three-year period after the termination of his employment.

Payments upon Termination for Good Reason or Without Cause Within Two Years Following a “Change- In-Control”

If termination of the NEOs employment occurs because the NEO terminates his or her employment for “Good Reason” or if we terminate the NEOs employment, other than for cause or disability, within two years after a “Change-in-Control” the following payments and benefits will apply:

•

Mr. Hanrahan’s Severance Payment is increased to three times the sum of his base salary and target bonus. He is also entitled to continued participation in our welfare, fringe benefit, and perquisite programs for 36 months, and each of his SOs become immediately exercisable and may be exercised until the earlier of (1) the original term of the SO or (2) the fourth anniversary of his termination.

•	In the case of Ms. Harker and Mr. Gluski, the severance payment is increased to two times the sum of base salary and target bonus.

•

If any of the payments or benefits provided in connection with a “Change-in-Control” is subject to the excise tax imposed under Section 4999 of the Code, the Company must make a gross up payment to the NEO, which will result in the NEO receiving the net amount he or she is entitled to receive, after the deduction of all applicable taxes.

Payment Obligations

Our obligation to make payments upon termination of the NEOs employment is conditioned upon the NEOs compliance with certain non-competition, non-solicitation, non-disparagement, and confidentiality obligations that are outlined in the Employment Agreements. Our payment obligations are also conditioned upon the NEO executing and delivering the standard form of release we provide. For Mr. Hanrahan, these obligations must be complied with for a period of twenty-four (24) months after his termination of employment with us. For Ms. Harker and Mr. Gluski, these obligations must be complied with for a period of twelve (12) months after termination of employment with us.

Payments Upon Termination of Employment or Change-in-Control for participants in the AES Severance Plan.

AES Corporation Severance Plan

The AES Corporation Severance Plan (the “Severance Plan”) provides for certain payments and benefits to participants upon the involuntary termination of their employment under certain circumstances. Mr. Miller and Mr. Vesey are entitled to the benefits provided by the Severance Plan.

Salary continuation, applicable benefits and severance payments are provided under the Severance Plan if the NEOs employment is involuntarily terminated due to a permanent layoff, a reduction-in-force, the permanent elimination of a position, the restructuring or reorganization of a business unit, division, department or other business segment, a termination by mutual consent due to unsatisfactory job performance with our agreement that the NEO is entitled to benefits, or declining an offer to relocate to a new job position more than 50 miles from his or her current location. If the NEOs job is eliminated and he declines a new position (regardless of location), the individual would not be entitled to receive benefits in accordance with the Severance Plan.

Upon the termination of their employment under those circumstances, Mr. Miller and Mr. Vesey will be entitled to receive the following:

•	Salary continuation payments equal to the annual base salary and bonus, which would be paid over time in accordance with our payroll practices and the terms of the Plan.

•

An additional payment equal to a pro-rata portion of their bonus to the extent earned, based upon the time they were at work during the year in which their employment terminates, provided that applicable performance conditions are met.

•

In the event that Mr. Miller and Mr. Vesey elect COBRA coverage under the health plan they participate in, we would pay an amount of the premium each individual pays for such coverage (for up to 12 months) equal to the premium we pay for active employees.

•

Mr. Miller and Mr. Vesey will be provided with outplacement services provided by an independent agency provided that the benefit is incurred by and may not extend beyond December 31 of the second calendar year following the calendar year in which the termination occurred.

•

In the event that termination of the NEOs employment occurs due to the circumstances described above, within two years after a “Change-in-Control” or due to a layoff, the amount of the NEOs salary continuation payment is doubled and the length of time we will assist in paying for the continuation of health care benefits is also doubled, but can never be more than 18 months.

•

Benefits are not available under the Severance Plan if the NEOs employment is terminated in connection with the sale of a business, if the NEO is employed by the purchaser or if the NEO is offered employment with the purchaser with substantially equivalent benefits and salary package (provided the offer does not require the NEO to relocate more than 50 miles from his current location).

Payment Obligations

Our obligation to provide the payments and benefits to the NEO under the Severance Plan is conditioned upon the NEO executing and delivering a written release of claims against the Company. At our discretion, the release may also contain such non-competition, non-solicitation and non-disclosure provisions, as we may consider necessary or appropriate.

Payment of Long Term Compensation Awards in the event of Termination or Change-in-Control as determined by the provisions set forth in the 2003 Long Term Compensation Plan (for all NEOs)

The vesting of PUs, PSUs, RSUs, and SOs and the ability of our NEOs to exercise or receive payments under those awards changes in the case of (1) termination of their employment and (2) as a result of a Change-in-Control. The vesting conditions are defined by the provisions set forth in the 2003 LTC Plan as outlined below:

Performance Units

If the NEOs employment is terminated as a result of his death prior to the end of the three-year performance period, the NEOs PUs vest on the termination date and an amount equal to $1.00 for each Performance Unit is paid following such termination.

If the NEOs employment is terminated as a result of disability prior to the end of the three-year performance period, the NEOs PUs vest on the termination date and will be delivered on the delivery date as set forth in the award agreement.

If we terminate the NEOs employment for cause prior to the payment date of a PU, the PU is forfeited. If the NEOs employment is terminated for any other reason (including resignation or retirement), the NEO will be entitled to receive the payment of the NEOs PUs that were vested at the end of the performance period.

If a change-in-control occurs prior to the end of the three-year performance period, outstanding PUs become fully vested and an amount equal to $1.00 for each PU becomes payable immediately, in cash, securities or other property.

Performance Stock Units and Restricted Stock Units

If the NEOs employment is terminated by reason of death or disability prior to the third anniversary of the grant date of a PSU or a RSU, the NEOs PSUs and/or RSUs will immediately accelerate and become fully vested and will be delivered on the delivery date.

If the NEOs employment is terminated prior to the third anniversary of the grant date of a PSU or a RSU other than by the reason of death or disability all PSUs and RSUs not vested at the time of such termination will be forfeited.

If a change-in-control occurs prior to the payment date of a PSU or RSU award, outstanding PSUs and RSUs will become fully vested and the delivery date will occur contemporaneous with the completion of the change-in-control.

Stock Options

If the NEOs employment is terminated by reason of death or disability, the NEOs SOs shall be immediately accelerated and become fully vested, exercisable and payable, but will expire one (1) year after the termination date or, if earlier, on the original expiration date of such SO had the NEO continued in such employment.

If we terminate the NEOs employment for cause, all of the NEOs unvested SOs will be forfeited and all vested SOs will expire three (3) months after the termination date or, if earlier, on the original expiration date of such SO.

If the NEOs employment is terminated for any other reason, all of the NEOs unvested SOs will be forfeited and all vested SOs will expire 180 days after the termination date or, if earlier, on the original expiration date of such SO.

In the event of a change-in-control, all of the NEOs SOs will vest and become fully exercisable. However, the Compensation Committee may cancel an NEOs outstanding SOs (1) for consideration equal to an amount that the NEO would be entitled to receive in the change-in-control transaction, if the NEO exercised the SOs less the exercise price of such SOs or (2) if the amount determined pursuant to (1) would be negative. Any such payment may be made in cash, securities, or other property.

The AES Corporation Restoration Supplemental Retirement Plan

In the event of a termination of the NEOs employment (other than by reason of death) prior to reaching retirement eligibility, or in the event of a change-in-control (defined in the same manner as the term “change-in-control” in the Restoration Supplement Retirement Plan described above), the balances of all of the NEOs deferral accounts under the Restoration Supplemental Retirement Plan will be paid in a lump sum. In the event of a NEOs death or retirement, the balances in the NEOs deferral accounts will be paid according to his elections if the NEO was 59 1/2 or more years old at the time of such person’s death or retirement. In the event of the NEOs death or retirement before age 59 1/2, the value of the deferral account will be in a lump sum.

Definition of Terms

The following definitions are provided in the Employment Agreements for certain of the terms used in this description:

•

“Cause” means (A) willful and continued failure by the Executive to substantially perform the Executive’s duties with us (other than a failure resulting from the Executive’s incapability due to physical or mental illness or any failure after the Executive has delivered a notice of termination for Good Reason), after we deliver a demand for substantial performance, or (B) willful misconduct which is demonstrably and materially injurious to us, monetarily or otherwise.

•

“Change-in-Control” means the occurrence of any one of the following events: (A) any person is or becomes the beneficial owner of our securities representing 30% or more of the combined voting power of our outstanding securities; (B) the following individuals cease for any reason to constitute a majority of our Board then serving: individuals who are Directors on the date of the Employment Agreement and any new Director whose appointment or election by the Board or nomination for election by our Stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors on the date of the Employment Agreement or whose appointment, election or nomination for election was previously so approved or recommended; or (C) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization; or (D) our Stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets. However, the foregoing events will not constitute a “Change-in-Control” if the record holders of our common stock immediately prior to a transaction or series of transactions, continue to have substantially the same proportionate ownership in an entity, which owns all or substantially all our assets immediately following such transaction or series of transactions.

•	“Good Reason” means, without the Executive’s consent, any material breach of the Employment Agreement by us, which is not cured within 30 days of a written notice delivered by the Executive.

The following definition is provided in the Severance Plan for certain of the terms used in this description:

•

A “Change-in-Control” means the occurrence of any one of the following events: (i) a transfer of all or substantially all of our assets, (ii) a person (other than someone in our Management) becomes the beneficial owner of more than 35% of our outstanding common stock, or (iii) during any one-year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved (excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation) cease to constitute a majority of the Board. If any of the payments or benefits provided to the NEO in connection with a “Change-in-Control” subject the NEO to the excise tax imposed under Section 4999 of the Code, we must make a gross-up payment to the NEO which will result in the NEO receiving the net amount the NEO is entitled to receive, after the deduction of all applicable taxes.

The following definition is provided in the Restoration Supplemental Retirement Plan of the terms used in this description:

•

A “Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons; (ii) a Person or group (as so defined) of Persons (other than management of the Company on the date of the adoption of this Plan or their affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing or any provision of this Plan to the contrary, the foregoing definition of Change-in-Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change-in-Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

Information About Our Compensation Committee

The Compensation Committee consists of four members of the Board who are “Non-Employee Directors” as defined under Rule 16b-3 of the Exchange Act and “Outside Directors” under Section 162(m) of the Code and related regulations. The members of the Compensation Committee are Philip A. Odeen (Chair), Samuel W. Bodman, III, John A. Koskinen and Kristina M. Johnson. Dr. Johnson joined the Compensation Committee at the beginning of 2011. The Board has determined that each member of the Compensation Committee meets the standards of independence established by the NYSE.

The Compensation Committee’s principal responsibility is to provide oversight of the Company’s compensation and employee benefit plans and practices. The Compensation Committee reviews base salary, bonuses, profit sharing contributions, and grants of SOs, RSUs, PUs, PSUs, retirement benefits and other compensation for our NEOs and for such other employees as the Board may designate. The Compensation Committee also evaluates the performance of our NEOs, including the CEO.

At the commencement of each year, AES’ NEOs (other than the CEO) discuss their position-specific goals and objectives for the upcoming year with the CEO. Our CEO submits his goals and objectives for the upcoming year to the Compensation Committee. In the first quarter of the following year, the CEO performs an assessment of each NEOs performance against their stated goals and, in the case of our CEO; our Compensation Committee reviews and assesses his performance against his stated goals and objectives.

Based on our CEO’s performance, the Compensation Committee, which includes the non-executive Chairman of the Board, provides an evaluation and compensation recommendation, which the Board considers when it determines the compensation for the CEO. The Compensation Committee reviews and approves evaluations and compensation recommendations submitted by the CEO on the other NEOs. The Compensation Committee then reviews these recommendations with the Board.

Additionally, the Compensation Committee makes recommendations to the Board to modify AES’ compensation and benefit programs if it believes that such programs are not consistent with the Company’s compensation goals. Under the Compensation Committee’s Charter, it may form subcommittees and delegate to such subcommittees such power and authority, as the Compensation Committee deems appropriate in accordance with the Charter. The Compensation Committee has also delegated to the CEO, subject to review by the Compensation Committee and the Board, the power to set compensation for non-Executive officers. Under the LTC Plan, the Compensation Committee is also permitted to delegate its authority, responsibilities and powers to any person selected by it and has expressly authorized our CEO to make equity grants to non-Executive officers in compliance with law. Under such delegation, our CEO may grant SOs up to 250,000 shares, in the aggregate, per year.

The Compensation Committee retains the services of its own independent outside consultant to assist it in reviewing and/or advising the amount and/or form of Executive compensation. Meridian is the firm retained by the Compensation Committee for these purposes and is precluded from providing other services to AES. The Compensation Committee has the sole authority to hire and fire its consultant. Meridian provided review and comment to the Compensation Committee in 2010 as appropriate and provided objective input and analysis to the Compensation Committee throughout the year with reference to market data trends, regulatory initiatives, governance best practices and emerging governance norms. For further information concerning the independent outside consultant’s role in setting the NEO’s compensation, please refer to “The Role of the Compensation Committee’s Independent Consultant” on page 20.

Management regularly obtains advice from outside consultants who assist in the development of the information and analytical tools necessary for the conduct of the Compensation Committee’s business. These consultants help Management determine the Peer Group and provide survey data on selected companies. They also review the competitiveness of the program, provide information on emerging compensation practices, and verify the processes used to determine the value of our long-term compensation. Towers Watson is the firm retained by Management for these purposes. For further information concerning Managements outside consultant, please refer to “The Role of Management’s Consultant” on page 20.

The Compensation Committee has instructed the Vice President of Human Resources to provide information to the Compensation Committee that is required for developing compensation programs and determining Executive compensation. The Vice President of Human Resources directly interfaces with our outside consultants in the preparation of the background material for the Compensation Committee. Towers Watson provided the Company with benchmark data and “tally sheets” for the NEOs. All materials provided by Towers Watson were shared with Meridian prior to being presented to the Compensation Committee.

The compensation of our Directors is established by the Nominating, Governance and Corporate Responsibility Committee. See “The Committees of the Board—Nominating, Governance and Corporate Responsibility Committee” on page 12 of this Proxy Statement for a description of our Nominating, Governance and Corporate Responsibility Committee’s processes and procedures for determining Director compensation.

For further information regarding our compensation practices refer to “Compensation Discussion and Analysis” on page 15 of this Proxy Statement.

Compensation of Directors (2010)

The following table contains information concerning the compensation of our non-management Directors during 2010.

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Name(1)
Samuel W. Bodman, III	$67,800	$152,200	$0	$0	$220,000
Tarun Khanna	$77,800	$168,040	$0	$1,500	$247,340
John A. Koskinen	$92,800	$168,040	$0	$15,000	$275,840
Philip Lader	$95,050	$168,040	$0	$15,000	$278,090
Chair—Nominating, Governance and Corporate Responsibility Committee
Sandra O. Moose	$77,800	$152,200	$0	$15,000	$245,000
John B. Morse, Jr.	$77,800	$162,040	$0	$0	$239,840
Philip A. Odeen	$100,320	$200,526	$106,305	$15,000	$422,151
Chairman, Lead Independent Director and Chair—Compensation Committee
Charles O. Rossotti	$82,800	$168,040	$0	$15,000	$265,840
Chair—Financial Audit Committee
Sven Sandstrom	$82,800	$168,040	$0	$0	$250,840

NOTES:

(1)	Mr. Hanrahan, our CEO, is also a member of our Board. Mr. Hanrahan’s compensation is reported in the Summary Compensation Table and the other tables set forth in this Proxy Statement. In accordance with our Corporate Governance Guidelines, as an employee Director of AES, he does not receive any additional compensation in connection with his service on the Board.
(2)	Directors elected at the 2010 Annual Meeting of Stockholders received a $80,000 Annual Retainer with a requirement that at least 34% of such retainer be deferred in the form of stock units, with an option to defer additional amounts as further described below. Directors may also elect to defer Committee fees in the form of stock units.

The mandatory deferral portion is included in the “Stock Awards” column above, while the “Fees Earned or Paid in Cash” column includes amounts from the Annual Retainer and Committee fees that Directors elected to defer (above the mandatory deferral) into stock units. The additional value resulting from the 1.3 multiplier applied to elective deferrals of the Annual Retainer is included in the “Stock Awards” column, as noted in footnote 3. The elective deferral amounts were as follows:

	Annual Elective Retainer Deferred	Committee Retainer Deferred
Tarun Khanna	$52,800	$25,000
John Koskinen	$52,800	$40,000
Philip Lader	$52,800	$42,250
John Morse	$32,800	$0
Philip Odeen	$100,320	$0
Charles Rossotti	$52,800	$30,000
Sven Sandstrom	$52,800	$30,000

(3)	Column reflects aggregate grant date fair value of each Director stock unit award granted in 2010, including stock units granted pursuant to the LTC Plan, which requires 34% of the annual retainer be deferred into stock units. As further described in “Director Compensation for Year 2010” below, Directors who elect to defer more than 34% of their Annual Retainer are credited with 1.3 times the elective deferral amount. The aggregate grant date fair values were computed in accordance with FASB ASC Topic 718 (disregarding any estimates of forfeitures related to service-based vesting conditions.) A discussion of the relevant assumptions made in these valuations may be found in footnote 16 to the financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

As of December 31, 2010, Directors had the following total number of stock units credited to their accounts under the LTC Plan: Samuel W. Bodman, III 49,533, Tarun Khanna 53,379, John A. Koskinen 121,271, Philip Lader 109,962, Sandra O. Moose 66,320, John B. Morse, Jr. 53,054, Philip A. Odeen 95,781, Charles O. Rossotti 114,328, and Sven Sandstrom 113,288.

(4)	Column reflects aggregate grant date fair value of each Director stock option granted in 2010. A discussion of the relevant assumptions made in these valuations may be found in footnote 16 to the financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

The following Directors held Options to purchase the following number of shares of our common stock as of December 31, 2010: Samuel W. Bodman, III 0, Tarun Khanna 0, John A. Koskinen 0, Philip Lader 53,972, Sandra O. Moose 13,455, John B. Morse, Jr. 0, Philip A. Odeen 38,191, Charles O. Rossotti 21,912, and Sven Sandstrom 52,815.

(5)	Represents amounts we contributed to charities selected by the Director pursuant to the Company’s Gift Matching Program. Under the Company’s Gift Matching Program, the Company will match, dollar for dollar, Section 501(c)(3) eligible or equivalent non-U.S. based eligible contributions made by AES Directors up to a maximum of $15,000 per year.

Director Compensation for Year 2010

In 2007, the Board instituted a procedure to review the Board compensation structure every two years. In light of the economic conditions at the time, the 2009 review was deferred until February of 2010. As further described below, the Board instituted revisions to the amount of compensation provided under certain of the components of our compensation structure. The revised compensation amounts were applicable to outside Directors that were elected at the 2010 Annual Meeting of Stockholders.

The revised 2010 Board compensation was intended to meet the following goals: (i) promote the recruitment of talented and experienced Directors to the AES Board; (ii) compensate outside Directors for the increased workload and risk inherent in the Director position; and (iii) retain a strong financial incentive for AES Directors to maintain and promote the long-term health and viability of the Company. The Nominating Committee of the Board consulted various materials regarding current trends and best practices for determining compensation for boards of directors from among other sources, NACD Blue Ribbon Commission, Pearl Meyer & Partners, and Frederick W. Cook and Co., Inc.

For 2010, Directors elected at the Annual Meeting of Stockholders received an $80,000 annual retainer with a requirement that at least 34% be deferred in the form of stock units. Directors may elect (but are not required) to defer more than the mandatory 34% deferral. Any portion of the annual retainer that is deferred above the mandatory deferral were credited to the Director in stock units equivalent to 1.3 times the elected deferral amount. The Financial Audit Committee Chair received $30,000 per year for his/her service, the Compensation Committee Chair received $25,000 per year for his/her service, the Nominating Committee Chair received $22,250 per year for his/her service and the Finance and Investment Committee Chair received $15,000 per year for his/her service. Members of the Financial Audit Committee, Compensation Committee and Nominating Committee will receive $15,000 for their service, while members of the Finance and Investment Committee will receive $10,000. Directors received an annual Deferred Incentive Compensation Grant valued at $125,000. The Board also determined that the Chairman would receive compensation at an amount equal to 1.9 times the 2010 Annual Retainer and Deferred Incentive Compensation Grant of AES Board members, and that such amount would be inclusive of all Board responsibilities. Therefore, while the current Chairman serves as the Chair of the Compensation Committee and is a member of the Finance and Investment Committee, the Chairman will not receive committee fees for this service (and will not receive any ex-officio fee as was awarded in prior years), but will instead receive the 1.9 multiplier described above. All other terms of the 2010 Board compensation structure remained consistent with past practice.

TRANSACTIONS WITH RELATED PERSONS

On January 13, 2011, our Board approved entry into a transaction (the “Transaction”) with Stable Investment Corporation (“SIC”), a subsidiary of China Investment Corporation (“CIC”), who owns approximately 15% of our outstanding shares primarily through one subsidiary (Terrific Investment Corporation). Under the terms of the Transaction, SIC will acquire a 19% interest in the 1,200MW Mong Duong 2 Greenfield Coal-Fired Power Plant in Vietnam (the “Project”). SIC will acquire this interest through an investment in the Project company of approximately $90 million out of a total equity investment of $470 million, which represents a $4 million premium to book value of the Project. The transaction is expected to close in 2011.

Related Person Policies and Procedures

Our Nominating Committee has adopted a Related Person Transaction Policy, which sets forth in writing the procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any Director or Executive Officer of the Company, any Director nominee, any person who is the beneficial owner of more than 5% of the Company’s common stock, or any immediate family members of the foregoing (a “Related Person”), had a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Person Transactions”). Under these policies and procedures, prior to entering into, or amending a potential Related Person Transaction, the Related Person or applicable business unit leader must notify the Office of the General Counsel who will assess whether the transaction is a Related Person Transaction. If the Office of the General Counsel determines that a transaction is a Related Person Transaction, the details of the transaction shall be submitted to the Audit Committee for review and the Audit Committee will either approve or reject it after taking into account factors including, but not limited to, the following:

•	the benefits to the Company;

•	the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person;

•

the impact on a Director’s independence in the event the Related Person is a Director or a Director nominee, an immediate family member of a Director or a Director nominee or an entity in which a Director or a Director nominee is an Executive Officer, partner, or principal;

•	the commercial reasonableness of the Related Person Transaction and the availability of other sources for comparable products or services;

•	the terms of the Related Person Transaction;

•	the terms available to unrelated third parties or to employees generally;

•	any reputational risks the Related Person Transaction may pose to the Company; and

•	any other relevant information.

In the event that the Office of the General Counsel determines that the Related Person Transaction should be reviewed prior to the next Audit Committee meeting, the details of the Related Person Transaction may be submitted to a member of the Audit Committee who has been designated to act on behalf of the Audit Committee between Audit Committee meetings with respect to the review and approval of these transactions. In addition, Related Person Transactions which are not approved pursuant to the procedures set forth above may be ratified, amended or terminated by the Audit Committee or its designee. If the Audit Committee or its designee determines that the Related Person Transaction should not or cannot be ratified, the Audit Committee shall evaluate its options both with regard to the Related Person Transaction (e.g. termination, amendment, etc.) and the individuals involved in the Related Person Transaction, if necessary. At the Audit Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions that remain ongoing.

Since January 1, 2010, no Related Person Transactions have occurred where our policies and procedures then in effect did not require review, approval or ratification or where such policies and procedures were not followed.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS FOR 2011

The Board has appointed E&Y, an independent registered public accounting firm, as auditors to examine and report to Stockholders on the consolidated financial statements for the Company and its subsidiaries for the calendar year ended December 31, 2011. E&Y has acted as the Company’s independent auditors since 2008. The appointment was made by the Audit Committee of the Board. The appointment of E&Y is subject to ratification by the Company’s Stockholders at the Annual Meeting. Representatives of E&Y will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the Stockholders ratify the appointment of E&Y and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of E&Y as independent auditors of this Company for the year 2011 is hereby APPROVED, RATIFIED AND CONFIRMED.”

Ratification will be confirmed if a majority of the votes of the shares of common stock of the Company present in person or represented by Proxy and entitled to vote at the Annual Meeting, at which a quorum is present, are received and voted in favor of the ratification of E&Y as our independent auditors for the year 2011.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF E&Y AS INDEPENDENT AUDITORS OF THE COMPANY.

REPORT OF THE FINANCIAL AUDIT COMMITTEE

The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function); the performance of the independent auditor; and the effectiveness of the Company’s Ethics and Compliance Program, and such other matters as are described in the Committee’s Charter. In addition to discussions with the Chief Executive Officer, Chief Financial Officer and other members of Management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit, Compliance and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. During 2010, the Audit Committee also received periodic reports regarding the Company’s efforts to comply with Section 404 of Sarbanes-Oxley and efforts related to the completion and filings of the Company’s financial statements. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee, as an Audit Committee or individually, held periodic telephonic discussions and/or in-person meetings with the Chief Executive Officer, Chief Financial Officer and various members of the Accounting, Internal Audit, Compliance, and Legal departments regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Company Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Audit Committee, the Company, and the Company’s independent registered public accounting firm, E&Y. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits, and met with the independent registered public accounting firm, with and without Management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. The Audit Committee also discussed with the independent registered public accounting firm the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Neither the Audit Committee nor the independent registered public accounting firm are responsible for the preparation of the Company’s consolidated financial statements and its operating results and for the appropriate safekeeping of the Company’s assets. The independent registered public accounting firm’s responsibility is to attest to the fair presentation of the consolidated financial statements by the Company and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with Management and E&Y. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T including among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and also discussed with the independent registered public accounting firm its independence from the Company. When considering E&Y’s independence, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated and subsidiary financial statements was compatible with maintaining their independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to E&Y for audit and non-audit services. (Please see the principal accounting firm fees chart located in the following section of this Proxy Statement titled “Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence.”)

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Financial Audit Committee,

Charles O. Rossotti, Chairman

John A. Koskinen

John B. Morse, Jr.

Sven Sandstrom

INFORMATION REGARDING THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES

AND INDEPENDENCE

The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and 2009 by the Company’s principal accounting firm, E&Y.

	$ in millions
	2010	2009
Audit Fees:	$18.7	$17.4
Audit Related Fees:	0.4	0.3
Tax Fees:	0	0
All Other Fees:	0	0

Total Fees:	$19.1	$17.7

Audit Fees: The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404 and comfort letters, consents and other services related to SEC matters.

Audit Related Fees: The amounts noted above for Audit Related Fees include the aggregate fees billed for each of the last two fiscal years for audits of employee benefit plans, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Fees: The amounts noted above for Tax Fees include the aggregate fees billed in the last two fiscal years for professional services rendered by the principal accountant for corporate and subsidiary tax return preparation services, expatriate tax return preparation services and consultations.

All Other Fees: The amounts noted above for All Other Fees include the aggregate fees billed in each of the last two fiscal years for products and services provided by the principal accountant, other than those described above.

Pre-Approval Policies and Procedures:

The Company desired to maintain an independent relationship between itself and E&Y, and to ensure that level of independence during 2010, the Audit Committee maintained its policy established in 2002 within which to judge if E&Y may be eligible to provide certain services outside of its main role as outside auditor. The 2002 pre-approval policy permits E&Y to provide certain designated services set forth in the policy to the Company, outside of its main role as outside auditor, after first obtaining the specific approval of at least one designated member of the Audit Committee and thereafter reporting such approval to the full Committee. Services within the established framework include audit and related services and certain tax services. Services outside of the framework require Audit Committee approval prior to the performance of the service. This framework is consistent with the provisions of the Sarbanes-Oxley Act, which address auditor independence. All audit and non-audit services provided to the Company by E&Y during 2010 were pre-approved by the Audit Committee.

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement. The Company asks that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

In 2010, the Company sought and received approval from the Stockholders regarding the annual and long-term incentive plans that we use to motivate, retain and reward our Executives, including The AES Corporation Performance Incentive Plan and the LTC Plan. Compensation paid under these Stockholder-approved plans make up more than a majority of the pay the Company provides to our NEOs.

The Compensation Discussion and Analysis section discusses how our executive compensation policies and programs implement our executive compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

Highlights of our compensation programs that support the executive compensation philosophy and create Stockholder alignment include:

•	Our pay philosophy is size-adjusted to the 50th percentile so that we are comparing to and making pay decisions based on the market median;

•

Our compensation programs are heavily weighted at more than 79% to performance-based pay using both long-and short-term incentive plans. We have selected a mix of performance metrics which are directly applicable to, and measure, our business and stock performance;

•	We maintain meaningful executive share ownership guidelines so that our Executives’ interests, as Stockholders, are aligned with our broader Stockholder base;

•	We do not provide excise tax gross-ups in new or materially amended employment contracts or to new Executives becoming eligible to participate in our Severance Plan; and

•	We provide de minimis perquisites to our CEO and none to our other Executives;

•	Our Change-in-Control severance arrangements continue to benchmark at market levels;

•	We have not participated in a practice of backdating or repricing stock options nor have we modified pre-set targets for bonus or performance equity awards;

•	Our Compensation Committee has retained and directs an independent compensation consultant.

We believe that our compensation program has been successful at achieving the objective of paying for performance. The long term incentive components granted in 2006, 2007 and 2008 that tie to Stockholder value creation and stock price performance currently have no value or have been forfeited in their entirety. These components represent 50% of the total long-term compensation value for each of these years. In addition, the 2006, 2007 and 2008 PUs granted have paid out below target levels. As such a significant portion of our Executive long term compensation is at levels lower than grant date value based on AES’ failure to reach performance targets. This demonstrates our commitment to pay-for-performance. Information regarding grants resulting in lost value to our NEOs from 2006 - 2008 is presented in the Compensation Discussion and Analysis under “Our Executive Compensation Philosophy and Process,” on page 15 of this Proxy Statement. The performance periods for PSU and PU awards granted in 2009 and 2010 have not yet concluded and thus, we cannot determine the degree to which those awards have been earned at this time.

Accordingly, the Board recommends that our Stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our Stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our Stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3 DISCUSSED ABOVE AND LISTED ON

THE PROXY CARD

PROPOSAL NO. 4—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company seeks your advisory vote on the frequency of the advisory Stockholder vote on compensation paid to our NEOs. By voting on this proposal, Stockholders may indicate whether they prefer an advisory vote on NEO compensation every one, two or three years, or abstain from voting.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on NEO compensation.

In formulating its recommendation, our Board considered that an advisory vote on NEO compensation every year will allow our Stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Setting a one year period for holding this Stockholder vote will enhance Stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.

As an advisory vote, your vote will not be binding on AES or the Board. Our Board values the opinions of our Stockholders and will strongly consider its Stockholders’ views. However, because this vote is advisory only and non-binding, the Board may nevertheless decide that it is in the best interests of our Stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the most popular option selected by our Stockholders. No later than 150 calendar days after the Annual Meeting, but in no event later than 60 calendar days prior to the date for submission of Stockholder proposals under SEC Rule 14a-8 for the 2012 annual meeting as described under “Governance Matters,” the Company will file a Current Report on Form 8-K/A which will disclose our decision on how frequently to hold the advisory vote on NEO compensation.

THE BOARD RECOMMENDS A VOTE “FOR EVERY ONE YEAR” ON THIS PROPOSAL 4 AND LISTED ON THE PROXY CARD

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 18, 2011 by (a) each current Director, Nominee and each Named Executive Officer set forth in the Summary Compensation Table in this Proxy Statement, (b) all Directors and Executive Officers as a group and (c) all persons who are known by us to be the beneficial owner of more than five percent (5%) of our common stock (based on their public filings with the SEC as of February 18, 2011 or as otherwise known to us). Under SEC Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual directly or indirectly, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose or direct the disposition of the shares), whether or not the shares are held for individual benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of our common stock.

Except as otherwise indicated, the address for each person below is c/o The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Shares Beneficially Owned by Directors and Executive Officers

Name/Address	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)		% of Class(1)(2)
Paul Hanrahan	President, CEO and Director	2,540,798	(3)	*
Samuel W. Bodman, III	Director	170,533	(4)	*
Kristina Johnson	Director	4,221		*
Tarun Khanna	Director	53,379		*
John A. Koskinen	Director	151,271	(5)	*
Philip Lader	Director	285,085	(6)	*
Sandra O. Moose	Director	79,775		*
John B. Morse, Jr.	Director	54,054	(7)	*
Philip A. Odeen	Director and Chairman of the Board	164,972	(8)	*
Charles O. Rossotti	Director	186,240	(9)	*
Sven Sandstrom	Director	166,103		*
Victoria D. Harker	Executive Vice President and CFO	188,265		*
Andres R. Gluski	Executive Vice President and COO	440,850		*
Brian A. Miller	Executive Vice President, General Counsel and Corporate Secretary	269,250		*
Andrew M. Vesey	Executive Vice President	155,982		*
All Directors and Executive Officers as a Group (18) persons		5,520,244		*
China Investment Corporation New Poly Plaza No. 1 Chaoyangmen Beidajie Dongcheng District, Beijing, 100010 People’s Republic of China		125,916,343	(10)	15.99%
FMR LLC 82 Devonshire Street Boston, MA 02109		79,268,885	(11)	10.07%
BlackRock Inc 40 East 52nd Street New York, NY 10022		43,774,735	(12)	5.56%
Legg Mason Capital Management, Inc 100 International Drive Baltimore, MD 21202		54,602,722	(13)	6.93%

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of the Company.

(1)	The shares of our Common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, shares of our common stock, which are subject to Options, units or other securities that are exercisable or convertible into shares of our common stock within 60 days of February 18, 2011, are deemed to be outstanding and beneficially owned by the person holding such Options, units or other securities. Such underlying shares of common stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes (a) the following shares issuable upon exercise of Options outstanding as of February 18, 2011 that are able to be exercised on or before April 19, 2011: Dr. Bodman—0 shares; Mr. Hanrahan—2,143,141 shares; Dr. Khanna—0 shares; Mr. Koskinen—0 shares; Mr. Lader—53,972 shares; Dr. Moose—13,455 shares; Mr. Morse—0 shares; Mr. Odeen—38,191 shares; Mr. Rossotti—21,912 shares; Mr. Sandstrom—52,815 shares; Ms. Harker—147,717 shares; Mr. Gluski—363,137 shares; Mr. Miller—187,447 shares; Mr. Vesey—118,701 shares; all Directors and Executive Officers as a group—3,589,940 shares; (b) the following shares issuable upon exercise of Options outstanding as of February 18, 2011 that are not able to be exercised on or before April 19, 2011: Dr. Bodman—0 shares; Mr. Hanrahan—650,472; Dr. Khanna—0 shares; Mr. Koskinen—0 shares; Mr. Lader—0 shares; Dr. Moose—0 shares; Mr. Odeen—41,059 shares; Mr. Rossotti—0 shares; Mr. Sandstrom—0 shares; Ms. Harker—163,126 shares; Mr. Gluski— 230,256 shares; Mr. Miller—119,546 shares; Mr. Vesey—141,411shares; all Directors and Executive Officers as a group—1,609,572 shares; (c) the following units issuable under The AES 2003 LTC Plan and The AES Corporation Deferred Compensation Plan for Directors: Dr. Bodman—49,533 units; Dr. Johnson—4,221 units; Dr. Khanna—53,379 units; Mr. Koskinen—121,271 units; Mr. Lader—109,962 units; Dr. Moose—66,320 units; Mr. Morse—53,054 units; Mr. Odeen—95,781 units; Mr. Rossotti—114,328 units; and Mr. Sandstrom—113,288 units; all Directors as a group 781,137 units; (d) the following shares held in The AES Retirement Savings Plan: Mr. Hanrahan—55,606 shares; Ms. Harker—12,282 shares; Mr. Gluski—12,364 shares; Mr. Miller— 26,624 shares; Mr. Vesey—15,930 shares; all Executive Officers as a group 217,459 shares; (e) the following units issuable under the Restoration Supplemental Retirement Plan and the AES Corporation Supplemental Retirement Plan: Mr. Hanrahan—119,351 units; Ms. Harker—28,266 units; Mr. Gluski—38,084 units; Mr. Miller—23,730 units; Mr. Vesey—12,109 units; all Executive Officers as a group—255,199 units; (f) the following PSUs issued under the 2003 LTC Plan: Mr. Hanrahan—577,804 PSUs; Ms. Harker—144,553 PSUs; Mr. Gluski—207,163 PSUs; Mr. Miller—104,230 PSUs; Mr. Vesey—120,253 PSUs; all Executive Officers as a group—1,379,376 PSUs; and (g) the following RSUs issued under the 2003 LTC Plan: Mr. Hanrahan—95,259 RSUs; Ms. Harker—45,840 RSUs; Mr. Gluski—76,968 RSUs; Mr. Miller— 40,035 RSUs; Mr. Vesey—22,360 RSUs; all Executive Officers as a group—324,151 RSUs.
(3)	Includes 110 shares held by Mr. Hanrahan’s wife, 5,500 underlying shares of convertible securities, and 82,068 shares held in an irrevocable defective grantor trust.
(4)	Includes 121,000 shares held in an irrevocable defective grantor trust.
(5)	Includes 30,000 shares held in an IRA for the benefit of Mr. Koskinen.
(6)	Includes 26,586 shares held in trust by Mr. Lader’s wife, 25 shares held by Mr. Lader’s daughter, 89,380 shares held in an irrevocable defective grantor trust, and 5,160 shares in an IRA for the benefit of Mr. Lader.
(7)	Includes 1,000 shares held by Mr. Morse’s wife.
(8)	Includes 31,000 shares held jointly by Mr. Odeen and his wife.
(9)	Includes 40,000 shares held jointly by Mr. Rossotti and his wife.
(10)	Based solely on information furnished in the Schedule 13D filed by China Investment Corporation (“CIC”) and Terrific Investment Corporation, a wholly-owned subsidiary of CIC (“Terrific Co.”), with the SEC on March 19, 2010. According to the Schedule 13D filed by Terrific Co., Terrific Co. has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 125,468,788 shares, (c) sole dispositive power with respect to 0 shares, and (d) shared dispositive power with respect to 125,468,788 shares. According to the Schedule 13D filed by CIC, by virtue of its 100% ownership and control of Terrific Co. and another subsidiary of CIC, which holds 447,555 shares of the Company’s common stock, CIC has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 125,916,343 shares, (c) sole dispositive power with respect to 0 shares, and (d) shared dispositive power with respect to 125,916,343 shares. CIC and Terrific Co. are each parties to that certain Stockholder Agreement by and between AES, Terrific Co. and CIC, dated as of March 12, 2010 (the “Stockholder Agreement”). Pursuant to the terms of the Stockholder Agreement, Terrific Co. agreed that until such time as Terrific Co. owns 5% or less of the Company’s common stock, in any matter upon which a vote, consent or other approval (including by written consent) is sought by or from the Stockholders of the Company (i) for the election of directors of the Company (or relating to procedures applicable to the election of directors) or (ii) relating to equity incentive plans or other employee or director compensation matters, Terrific Co. will vote and cause to be voted all voting securities held directly or indirectly by it in the manner recommended by the Board. Additionally, Terrific Co. irrevocably appointed the Company as its attorney and proxy, with full power of substitution and re-substitution, to cause all shares of common stock beneficially owned by it to be voted in the discretion of the Company with respect to these matters.

(11)	Based solely on information furnished in the Schedule 13G/A (Amend. No. 12) filed by FMR LLC and certain of its affiliates with the SEC on February 11, 2011, it reported that it had (a) sole voting power on 3,161,298 shares, (b) shared voting power on 0 shares, (c) sole dispositive power on 79,268,885 shares and (d) shared dispositive power on 0 shares.
(12)	Based solely on information furnished in the Schedule 13G filed by BlackRock Inc. and certain of its affiliates with the SEC on February 2, 2011, it reported that it had (a) sole power to vote or to direct the vote on 43,774,735 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 43,774,735 shares, and (d) shared power to dispose or to direct the disposition of 0 shares.
(13)	Based solely on information furnished in the Schedule 13G filed by Legg Mason Capital Management, Inc. with the SEC on February 15, 2011, it reported that it had (a) sole power to vote or to direct the vote on 0 shares, (b) shared power to vote or to direct the vote on 45,226,266 shares, (c) sole power to dispose or to direct the disposition of 0 shares, and (d) shared power to dispose or to direct the disposition of 54,602,722 shares.

GOVERNANCE MATTERS

Stockholder Proposals and Nominations for Director

If any Stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material for the 2012 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material, unless the date of our 2012 Annual Meeting is changed by more than 30 days from April 21, 2012, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any such notice must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act, including without limitation: (a) the name and address of the Stockholder and the text of the proposal to be introduced; (b) the number of shares of common stock held of record, owned beneficially and represented by Proxy by such Stockholder as of the date of such notice; and (c) a representation that the Stockholder intends to appear in person or by Proxy at the 2012 Annual Meeting of Stockholders to introduce the proposal specified in the notice.

In addition, our Bylaws establish certain requirements for proposals a Stockholder wishes to make from the floor of the 2012 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a Director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of the Annual Meeting commence a new time period for the giving of a Stockholder’s notice as described above. As described in Section 2.15 of our Bylaws, the notice must contain: (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the Stockholder giving the notice as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) the class and number of shares of the Corporation which are owned beneficially and of record by the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made.

Our Bylaws also set forth the procedure for a Stockholder’s nomination of Directors. As described in Section 9.01 of our Bylaws, nominations of persons for election to the Board of Directors may be made at any annual meeting of Stockholders or at any special meeting of Stockholders called for the purpose of electing Directors by any Stockholder who is a Stockholder of record at the time such person provides the required notice; provided that the notice meets the requirements set forth below and that they continue to be a Stockholder at the time of the meeting. The written notice required with respect to any nomination (including the completed and signed questionnaire, representation and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation (a) with respect to an election to be held at an annual meeting of Stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the 7th day following the earlier of (i) the date on which notice of such meeting is first given to Stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a Stockholder’s notice as described above. Each such notice shall include: (1) the class and number of shares of the Company which are owned beneficially and of record by such Stockholder and such beneficial owner, if any, on whose behalf the nomination is made and each person whom the Stockholder proposes to nominate for election as a Director; (2) the name and address of each

Stockholder of record who intends to appear in person or by Proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a Director of the Company if so elected; and (4) as to each person whom the Stockholder proposes to nominate for election as a Director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, (ii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company, (iii) any other information relating to the person that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (iv) a completed and signed questionnaire with respect to the background and qualifications of the person the Stockholder proposes to nominate for election as a Director and a written representation and agreement (in a form to be provided by the Secretary of the Company).

The required representation and agreement provides that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

In addition, Section 2.16 of our Bylaws provide that the Stockholder’s notice must set forth the following information (regardless of whether the notice pertains to the nomination of directors or the proposal of other business): (a) the name of each nominee holder of shares owned beneficially but not of record by such Stockholder and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Stockholder with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such Stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such Stockholder or to increase the voting power or pecuniary or economic interest of such Stockholder with respect to stock of the Company; (c) a description of all agreements, arrangements or understandings between such Stockholder and (i) any other person or persons (including their names) in connection with the proposal of such business by such Stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, as the case may be, and any material interest of such Stockholder in such business or nomination, as the case may be, including any anticipated benefit to the Stockholder therefrom; (d) a representation that such Stockholder intends to appear in person or by Proxy at the annual meeting to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such Stockholder that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with the solicitation of proxies with respect to business brought at annual meeting of Stockholders or for election of Directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The chairperson of the 2012 Annual Meeting of Stockholders may refuse to acknowledge the introduction of any Stockholder proposal or director nomination not made in compliance with the foregoing procedures.

Additional Rights Provided in Stockholder Agreement

In addition to the rights of Stockholders to nominate persons as members of our Board, the Stockholder Agreement provides certain additional rights to Terrific Co. with respect to the right to nominate directors. Specifically, the Stockholder Agreement provides that, subject to the conditions set forth in the Stockholder Agreement, CIC may designate one person, who must be reasonably acceptable to the Board and meet all qualifications required by written policy of the Company, including without limitation, the Board, the Nominating Committee and the ethics and compliance program of the Company, in effect from time to time that apply to all nominees for the Board (a “Qualified Nominee”). The Stockholder Agreement further provides that until such time as Terrific Co. holds 5% or less of the Company’s common stock, (i) at each annual meeting of the Stockholders of the Company, the Board will nominate and recommend for election one Qualified Nominee designated by Terrific Co. to serve as a director on the Board and shall use its reasonable best efforts to cause such person to be elected to serve as a director on the Board and (ii) upon the death, disability, retirement, resignation, removal or other vacancy of a director designated by Terrific Co., the Board will elect as a director to fill the vacancy so created a Qualified Nominee designated by Terrific Co. to fill such vacancy.

AES Code of Conduct and Corporate Governance Guidelines

The Code of Conduct and Corporate Governance Guidelines have been adopted by the Board. The Code of Conduct is intended to govern as a requirement of employment the actions of everyone who works at AES, including employees of AES’s subsidiaries and affiliates. The Code of Conduct and the Corporate Governance Guidelines can be located in their entirety on the Company’s web site (www.aes.com). Any person may obtain a copy of the Code of Conduct or the Corporate Governance Guidelines without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203. If any amendments to or waivers from the Code of Conduct or the Corporate Governance Guidelines are made, we will disclose such amendments or waivers on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the Company’s review of reports filed under Section 16(a) of the Exchange Act and certain written representations (as allowed by Item 405(b)(2)(i) of Regulation S-K), the Company believes that no person subject to Section 16(a) of the Exchange Act with respect to AES failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except that on December 30, 2010, Mark Woodruff filed a Form 4/A to report the disposition of 45,381 shares of AES common stock from his 401(K) account in The AES Retirement Savings Plan that occurred on December 21, 2010.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more Stockholders sharing the same address by delivering a single Proxy Statement addressed to those Stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Stockholders and cost savings for companies. AES and some brokers household proxy materials, delivering a single Proxy Statement to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once Stockholders have received notice from their broker or us that materials will be sent in the householding manner to the Stockholder’s address, householding will continue until otherwise notified or until the Stockholder revokes such consent. If, at any time, Stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or Proxy Statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the Stockholder shares an address and wishes to request delivery of a single copy of annual reports or Proxy Statements if now receiving multiple copies of annual reports or Proxy Statements, you can make your request in writing to your broker.

Charitable Contributions

Under NYSE 303A.02 (b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which an AES Director served as an Executive Officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenues for the years 2010, 2009 or 2008. The Company did not make any such charitable contributions in excess of those amounts.

Communications with the Board or Its Committees

The Board offers several e-mail addresses, as set forth below, for Stockholders and interested parties to send communications through the Office of the Corporate Secretary of the Company to the non-management Directors and/or the following committees of the Board:

AES Board of Directors:

AESDirectors@aes.com

Compensation Committee

CompCommitteeChair@aes.com

Financial Audit Committee:

AuditCommitteeChair@aes.com

Nominating, Governance and Corporate Responsibility Committee:

NomGovCommitteeChair@aes.com

A member of the Corporate Secretary’s Office will forward to the Directors all communications that, in his or her judgment, are appropriate for consideration by the Directors. Examples of communications that would not be considered as appropriate for consideration by the Directors include commercial solicitations, requests for employment and matters not relevant to the Stockholders, the functioning of the Board or the affairs of the Company.

Annual Report on Form 10-K

Any Stockholder who desires an additional copy of the Company’s 2010 Annual Report on Form 10-K (including the financial statements and financial schedules) filed on February 28, 2011 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s web site at http://www.aes.com.

By Order of the Board of Directors,

Brian A. Miller

Executive Vice President, General Counsel and Secretary

DIRECTIONS TO ANNUAL MEETING (4300 WILSON BOULEVARD, ARLINGTON, VA 22203):

From Points North—I-270 SPUR S toward I-495 S/Northern Virginia; merge onto Capital Beltway/I-495 S; Merge onto VA-267 E via Exit 45B on the LEFT toward I-66 E/Washington; VA-267 E becomes I-66E; take the Fairfax Drive exit (Exit 71). Turn RIGHT onto Glebe Road; turn LEFT onto Wilson Boulevard. The AES offices are located in the building on RIGHT after turning onto Wilson Boulevard.

From Points South—I-95 N to I-395 N toward Washington; Merge onto S Glebe Road/VA-120 N via Exit 7B toward Marymount University; turn RIGHT onto Wilson Boulevard; End at the AES offices located at 4300 Wilson Boulevard.

From Points West—I-66 E toward Washington, DC; take Fairfax Drive exit (Exit 71); turn RIGHT onto Glebe Road; turn LEFT onto Wilson Boulevard. The AES offices are located in the building on RIGHT after turning onto Wilson Boulevard.

The AES Corporation

C/O COMPUTERSHARE TRUST COMPANY N.A.

P. O. BOX 8509

EDISON, NJ 08818-8509

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.envisionreport.com/aes		1.	Call toll-free 1-800-652-VOTE (1-800-652-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein.

If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and in accordance with the Board’s recommendation for Proposal 4.

The Board of Directors recommends a vote FOR Company Proposals 1, 2, 3, and “Every One Year” on Proposal 4.

				FOR	AGAINST	ABSTAIN
		PROPOSAL 2:		☐	☐	☐
PROPOSAL 1:		To ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of the Company for Year 2011
Election of
Directors.		PROPOSAL 3:
(Please see reverse)		To consider a (non-binding) advisory vote		☐	☐	☐
on executive compensation
			1Yr	2Yr	3Yr
For All Nominees	☐	PROPOSAL 4:	☐	☐	☐	☐
Withhold for Certain Nominees	☐	To consider a (non-binding) advisory vote on
(identified on the line below)		the frequency of the advisory vote on
executive compensation

Withhold for All Nominees	☐	Mark box at right if an address change or comment has been noted on the reverse side of this card.		☐

Please sign this proxy exactly as name appears

hereon. When shares are held by joint tenants, both

should sign. When signing as attorney, administrator,

trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

You may use the telephone or the Internet, 24 hours a day, 7 days a week, to vote. However, to ensure that your vote will be counted, please cast your Internet or telephone vote before 1:00 a.m. on April 21, 2011. To access the telephone or Internet voting instruction system, you must use the control number printed in the shaded box on the reverse side.

1.	To vote over the telephone: Using a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683).

2.	To vote over the Internet: Log on to the Internet and go to the web site http://www.envisionreports.com/aes.

Using the telephone or Internet voting instruction system has the same effect as giving voting instructions by marking, signing, dating and returning your paper Proxy Card. If you use the telephone or Internet voting instruction system, there is no need for you to mail back your Proxy.

DETACH HERE

PROXY

THE AES CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

The AES Corporation for Annual Meeting April 21, 2011

The Undersigned hereby appoints Philip Odeen or Paul Hanrahan, or either of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of The AES Corporation (“AES”) to be held at 9:30 a.m. EDT on Thursday, April 21, 2011 at 4300 Wilson Boulevard, Arlington, VA 22203, or at any adjournment thereof, and to vote at such meeting the shares of Common Stock of AES the undersigned held of record on the books of AES on the record date for the meeting for the election for the Nominees listed below (Proposal 1), the ratification of the appointment of Independent Auditor (Proposal 2), consideration of a non-binding advisory vote on executive compensation (Proposal 3), and consideration of a non-binding advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4), referred to on the reverse side of this card and described in the Proxy Statement.

Election of Directors, Nominees:

(01) Samuel W. Bodman, III, (02) Paul Hanrahan, (03) Kristina M. Johnson, (04) Tarun Khanna, (05) John A. Koskinen, (06) Philip Lader, (07) Sandra O. Moose, (08) John B. Morse, Jr., (9) Philip A. Odeen, (10) Charles O. Rossotti, and (11) Sven Sandstrom

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and “EVERY ONE YEAR” on Proposal 4.

You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE of this Proxy Card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your share unless you sign and return this card, or vote by telephone or the Internet.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE OF THIS PROXY CARD AND RETURN PROMPTLY IN THE

ENCLOSED ENVELOPE.

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